1311-A Dolley Madison Boulevard
Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

RP® FINANCIAL, LC. Advisory | Planning | Valuation

February 5, 2021

Board of Directors

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

235 North Court Street

Opelousas, Louisiana 70570

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of St. Landry Homestead Federal Savings Bank, Opelousas, Louisiana (“St. Landry Homestead” or the “Bank”) adopted the plan of conversion on January 27, 2021, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Catalyst Bancorp, Inc. (“Catalyst Bancorp” or the “Company”), a Louisiana corporation organized by St. Landry Homestead. Catalyst Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, Tax-Qualified Plans consisting of St. Landry Homestead’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment offering. Going forward, Catalyst Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Catalyst Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Catalyst Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

February 5, 2021

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Bank and the other parties engaged by St. Landry Homestead or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Bank and the Company, including the prospectus as filed with the FRB, the OCC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included a review of audited financial information for the years ended December 31, 2016 through December 31, 2020 and a review of various unaudited information and internal financial reports through December 31, 2020. We have also conducted due diligence related discussions with St. Landry Homestead’s management; Castaing, Hussey & Lolan, LLC, St. Landry Homestead’s independent auditor; Silver, Freedman, Taff & Tiernan LLP, St. Landry Homestead’s conversion counsel; and Piper Sandler & Co., St. Landry Homestead’s financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which St. Landry Homestead operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on St. Landry Homestead and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of St. Landry Homestead. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared St. Landry Homestead’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

Board of Directors

February 5, 2021

The Appraisal is based on St. Landry Homestead’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of St. Landry Homestead. The valuation considers St. Landry Homestead only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that St. Landry Homestead intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 5, 2021, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $38,500,000 at the midpoint, equal to 3,850,000 shares offered at a per share value of $10.00. Pursuant to the conversion guidelines, the 15% offering range indicates a minimum value of $32,725,000 and a maximum value of $44,275,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,272,500 at the minimum and 4,427,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $50,916,250 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 5,091,625.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Catalyst Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

Board of Directors

February 5, 2021

The valuation prepared by RP Financial, in accordance with applicable regulatory guidelines, was based on the financial condition and operations of St. Landry Homestead as of December 31, 2020, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of St. Landry Homestead, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market in general, the market for thrift stocks and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

Opelousas, Louisiana

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.4
Income and Expense Trends	I.7
Interest Rate Risk Management	I.10
Lending Activities and Strategy	I.11
Asset Quality	I.14
Funding Composition and Strategy	I.15
Legal Proceedings	I.16

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.4
Local Economy	II.7
Unemployment Trends	II.8
Market Area Deposit Characteristics and Competition	II.9

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.8
Loan Composition	III.11
Interest Rate Risk	III.14
Credit Risk	III.14
Summary	III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

Catalyst Bancorp, Inc.

St. Landry Homestead Federal Savings Bank

Opelousas, Louisiana
(continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.15
	C.	The Acquisition Market	IV.17
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments			IV.18
Valuation Approaches:			IV.18
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.20
3.	Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings			IV.22
Valuation Conclusion			IV.23

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

Catalyst Bancorp, Inc.

 St. Landry Homestead Federal Savings Bank

Opelousas, Louisiana

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.8

2.1	Summary Demographic Data	II.5
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors – As of June 30, 2020	II.10

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Versus Peer Group	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis

Introduction

St. Landry Homestead Federal Savings Bank (“St. Landry Homestead” or the “Bank”), established in 1922, is a federally-chartered mutual savings bank headquartered in Opelousas, Louisiana. The Bank serves the serves the Acadiana region of south-central Louisiana through the main office and three branch offices in St. Landry Parish and one additional branch office is maintained in Lafayette Parish. A map of the Bank’s office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2020, the Bank had $224.7 million in assets, $164.6 million in deposits and total equity of $50.6 million, equal to 22.53% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

On January 27, 2021, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Catalyst Bancorp, Inc. (“Catalyst Bancorp” or the “Company”), a newly formed Louisiana corporation.

Catalyst Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans consisting of St. Landry Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated offering or firm commitment offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of St. Landry Bank and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Catalyst Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

St. Landry Homestead maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. St. Landry Homestead’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which lending has emphasized originating 1-4 family residential mortgage loans and funding has been largely generated through retail deposits. Pursuant to naming a new President and Chief Executive Officer of the Bank with commercial banking experience, growth strategies continue to focus on 1-4 family lending and, at the same time, the Bank is pursuing increased lending diversification that will emphasize growth of commercial real estate loans and commercial business loans. The Bank’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. As of December 31, 2020, the Bank’s holdings of investment securities consisted of mortgage-backed securities that are guaranteed or insured by government sponsored enterprises (“GSEs”) or backed by Ginnie Mae, U.S. Government agency obligations and municipal bonds.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Transaction and savings account deposits constitute the largest portion of the Bank’s deposit base. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowings currently held by the Bank consist of FHLB advances.

St. Landry Homestead’s earnings base is largely dependent upon net interest income and operating expense levels. The Bank has been effective in preserving its net interest income to average assets ratio, which in part has been supported by its strong capital position and resulting relatively low level of interest-bearing liabilities funding assets. However, in recent years, the Bank has experienced some net interest margin compression, due to such factors as the relatively flat yield curve and a shift in the Bank’s interest-earning asset mix towards a higher concentration of lower yielding cash and investments. Non-interest operating income, while somewhat limited, has become a more significant contributor to the Bank’s earnings in recent years, which has been mostly related to an increase in service charges on deposits. Operating expenses have trended higher in recent years, which combined with limited asset growth has resulted in an increase in operating expense ratios as a percent of average assets. Loan loss provisions have had a varied impact on the Bank’s earnings over the past five years, particularly as the Bank increased loan loss provisions during 2020 to address the ongoing economic uncertainty resulting from the Covid-19 pandemic.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

The post-offering business plan of the Bank is expected to remain consistent with current strategic objectives. Specifically, St. Landry Homestead will continue to be an independent community-oriented financial institution with a commitment to lending in local markets with operations funded primarily by retail deposits. Growth strategies will continue to be implemented within the context of managing the Bank’s exposure to risk.

A key component of the Bank’s business plan is to complete a mutual-to-stock conversion offering. The Bank’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies. Additionally, in the near term, the stock conversion offering will serve to substantially increase regulator capital and liquidity and, thereby, facilitate building and maintaining loss reserves while also providing the Bank with greater flexibility to work with borrowers affected by the Covid-19-induced recession. The Bank’s strengthened capital position will also provide more of a cushion against potential credit quality related losses in future periods. St. Landry Homestead’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in St. Landry Homestead’s funding costs. St. Landry Homestead’s strengthened capital position will also position the Bank to pursue expansion opportunities. Such expansion could potentially include acquiring another financial institution and/or establishing or acquiring additional branch offices to gain a market presence in nearby markets that are complementary to the Bank’s existing branch network. At this time, the Bank is currently reviewing sites to add an additional de novo branch in the Lafayette area by the end of 2021.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The projected uses of proceeds are highlighted below.

○	Catalyst Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

○	St. Landry Homestead. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with St. Landry Homestead’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five years. From yearend 2016 through yearend 2020, St. Landry Homestead’s assets decreased at a 0.05% annual rate. Cash and investments accounted for most of the Bank’s asset growth during the past four years, which was offset by a decline in loans. A summary of St. Landry Homestead’s key operating ratios is presented in Exhibit I-3.

St. Landry Homestead’s loans receivable portfolio decreased at a 3.04% annual rate from yearend 2016 through yearend 2020, in which loan shrinkage occurred throughout the period with the exception of 2019. The Bank’s loan shrinkage combined with asset growth provided for a decrease the loans-to-assets ratio from 74.80% at yearend 2016 to 66.23% at yearend 2020. St. Landry Homestead’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 65.79% of total loans receivable consisted of 1-4 family loans at yearend 2020.

Trends in the Bank’s loan portfolio composition over the past two years show that the concentration of 1-4 family permanent mortgage loans comprising total loans decreased from 68.81% at yearend 2019 to 65.79% at yearend 2020. Commercial real estate/multi-family loans and construction/land loans constitute the primary types of lending diversification for the Bank. From yearend 2019 to yearend 2020, commercial real estate/multi-family loans increased from 21.02% of total loans to 23.16% of total loans and construction/land loans decreased from 5.08% of total loans to 3.65% of total loans. Other areas of lending diversification for the Bank have been fairly limited, consisting primarily of commercial business loans and, to a lesser extent, consumer loans. As of December 31, 2020, commercial business loans equaled 4.44% of total loans and consumer loans equaled 2.96% of total loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

St. Landry Homestead Federal Savings Bank

Historical Balance Sheet Data

											12/31/16-
											12/31/20
	At December 31,										Annual.
	2016		2017		2018		2019		2020		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$225,063	100.00%	$214,177	100.00%	$221,620	100.00%	$218,473	100.00%	$224,652	100.00%	-0.05%
Cash and cash equivalents	19,381	8.61%	8,983	4.19%	16,841	7.60%	17,909	8.20%	25,245	11.24%	6.83%
Investment securities	30,104	13.38%	34,745	16.22%	34,172	15.42%	27,350	12.52%	38,253	17.03%	6.17%
Loans receivable, net	168,345	74.80%	163,317	76.25%	160,917	72.61%	161,582	73.96%	148,778	66.23%	-3.04%
FHLB stock	891	0.40%	903	0.42%	1,331	0.60%	1,372	0.63%	1,394	0.62%	11.84%
Bank-owned life insurance	-	0.00%	-	0.00%	2,073	0.94%	2,143	0.98%	3,213	1.43%	NM

Deposits	$166,966	74.19%	$154,491	72.13%	$145,512	65.66%	$141,629	64.83%	$164,598	73.27%	-0.36%
Borrowings	10,000	4.44%	10,000	4.67%	25,000	11.28%	25,000	11.44%	8,838	3.93%	-3.04%

Equity	$46,406	20.62%	$48,096	22.46%	$49,444	22.31%	$51,168	23.42%	$50,603	22.53%	2.19%

Loans/Deposits		100.83%		105.71%		110.59%		114.09%		90.39%

Number of offices	3		3		3		4		5

(1) Ratios are as a percent of ending assets.

Sources: St. Landary Homestead's prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting St. Landry Homestead’s overall credit and interest rate risk objectives. Over the past five years, the Bank’s level of cash and investment securities (inclusive of FHLB/FNBB stock) ranged from a low of 21.02% at yearend 2017 to a high of 28.84% at yearend 2020. U.S. Government and agency obligations totaling $19.0 million comprised the most significant component of the Bank’s investment portfolio at December 31, 2020. Other investments held by the Bank at December 31, 2020 consisted of mortgage-backed securities ($16.1 million) and municipal bonds ($489,000). As of December 31, 2020, investment securities maintained as available for sale equaled $20.7 million and investment securities maintained as held to maturity equaled $17.5 million. As of December 31, 2020, the net unrealized gain on the available for sale investment securities portfolio equaled $134,000. Exhibit I-4 provides historical detail of the Bank’s investment securities portfolio. As of December 31, 2020, the Bank also held cash and cash equivalents of $25.2 million or 11.24% of assets and FHLB stock of $1.4 million or 0.62% of assets.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers and Board members of the Bank. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2020, the cash surrender value of the Bank’s BOLI equaled $3.2 million or 1.43% of assets.

Over the past five years, St. Landry Homestead’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2016 through yearend 2020, the Bank’s deposits decreased at an annual rate of 0.36%. Total deposits trended lower from yearend 2016 through yearend 2019, which was followed by significant deposit growth recorded in 2020. Deposits as a percent of assets ranged from a low of 64.83% at yearend 2019 to a high of 74.19% at yearend 2016. As of December 31, 2020, deposits equaled 73.27% of assets. Transaction and savings account deposits comprise the largest concentration of the Bank’s deposits and accounted for 57.87% of the Bank’s total deposits at December 31, 2020, with the remaining 42.13% of deposits consisting of certificates of deposit (“CDs”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. The Bank’s balance of borrowings ranged from $8.8 million at yearend 2020 to $25.0 million at year ends 2018 and 2019. During the fourth quarter of 2020, the Bank prepaid $25.0 million of FHLB advances and obtained $10.0 million in new FHLB advances, which had a carrying value of $8.8 million at December 31, 2020. Over the five year period, borrowings ranged from a low of 3.93% of assets at yearend 2020 to a high of 11.44% of assets at yearend 2019. The Bank’s utilization of borrowings over the past five years has been limited to FHLB advances.

Since yearend 2016, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 2.19% for the Bank. Capital growth combined with a slight decrease in assets provided an increase in St. Landry Homestead’s equity-to-assets ratio from 20.62% at yearend 2016 to 22.53% at yearend 2020. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2020. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, as the result of the significant increase that will be realized in the Bank’s pro forma capital position, St. Landry Homestead’s ROE will initially be depressed following its stock conversion.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five years. The Bank’s reported earnings over the past five years ranged from a net loss of $684,000 or 0.29% of average assets during 2020 to a high of $1.7 million or 0.78% of average assets during 2017. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Other revenues for the Bank are largely derived from service charges, which have become a more significant contributor to the Bank’s earnings in recent years. Loan loss provisions have had a varied impact on the Bank’s earnings over the past five years. Losses on foreclosed real estate (“REO”) have negatively impacted the Bank’s earnings throughout the past five years. In 2020, the Bank recorded $1.5 million expense in connection with the prepayment of $25.0 million of FHLB advances.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Table 1.2

St. Landry Homestead Federal Savings Bank

Historical Income Statements

For the Year Ended December 31,
2016	2017	2018	2019	2020
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$8,819	3.86%	$8,591	3.85%	$8,773	3.96%	$8,968	4.04%	$8,490	3.65%
Interest expense	(964)	-0.42%	(872)	-0.39%	(1,377)	-0.62%	(1,907)	-0.86%	(1,705)	-0.73%
Net interest income	$7,855	3.44%	$7,719	3.46%	$7,396	3.34%	$7,061	3.18%	$6,785	2.91%
Provision for loan losses	(592)	-0.26%	(300)	-0.13%	(377)	-0.17%	(75)	-0.03%	(985)	-0.42%
Net interest income after provisions	$7,263	3.18%	$7,419	3.33%	$7,019	3.17%	$6,986	3.15%	$5,800	2.49%

Non-interest operating income	$600	0.26%	$694	0.31%	$652	0.29%	$954	0.43%	$966	0.41%
Operating expense	(5,362)	-2.35%	(5,536)	-2.48%	(5,761)	-2.60%	(5,969)	-2.69%	(6,117)	-2.63%
Net operating income	$2,501	1.09%	$2,577	1.16%	$1,910	0.86%	$1,971	0.89%	$649	0.28%

Non-Operating Income/(Losses)
Loss and expenses on foreclosed real estate	$(300)	-0.13%	$(261)	-0.12%	$(294)	-0.13%	$(299)	-0.13%	$(287)	-0.12%
Prepayment penalty on FHLB advances	0	0.00%	-	0.00%	0	0.00%	-	0.00%	(1,510)	-0.65%
Net non-operating income(loss)	$(300)	-0.13%	$(261)	-0.12%	$(294)	-0.13%	$(299)	-0.13%	$(1,797)	-0.77%

Net income before tax	$2,201	0.96%	$2,316	1.04%	$1,616	0.73%	$1,672	0.75%	$(1,148)	-0.49%
Income tax provision	(784)	-0.34%	(568)	-0.25%	(266)	-0.12%	(334)	-0.15%	464	0.20%
Net income (loss)	$1,417	0.62%	$1,748	0.78%	$1,350	0.61%	$1,338	0.60%	$(684)	-0.29%

Adjusted Earnings
Net income	$1,417	0.62%	$1,748	0.78%	$1,350	0.61%	$1,338	0.60%	$(684)	-0.29%
Add(Deduct): Non-operating income	300	0.13%	261	0.12%	294	0.13%	299	0.13%	1,797	0.77%
Tax effect (2)	(102)	-0.04%	(89)	-0.04%	(62)	-0.03%	(63)	-0.03%	(377)	-0.16%
Adjusted earnings	$1,615	0.71%	$1,920	0.86%	$1,582	0.71%	$1,574	0.71%	$736	0.32%

Expense Coverage Ratio (3)	1.46	x	1.40	x	1.28	x	1.18	x	1.11	x
Efficiency Ratio (4)	63.51%	65.78%	71.63%	74.52%	79.22%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 34.0% effective tax rate for 2016 and 2017 and a 21.0% effective tax rate for 2018 through 2020.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: St. Landry Homestead's prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Over the past five years, the Bank’s net interest income to average assets ratio ranged from a low of 2.91% during 2020 to a high of 3.46% during 2017. After peaking during 2017, the Bank’s net interest income ratio has trended lower during the past three years. The downward in the Bank’s net interest income ratio during 2018 and 2019 was largely attributable to interest rate spread compression that resulted from a more significant increase in the cost of interest-bearing liabilities relative to the increase in yield on interest-earning assets. Comparatively, during 2020, interest rate spread compression resulted from a more significant decrease in yield on interest-earning assets relative to the decrease in the cost of interest-bearing liabilities. The Bank’s net interest rate spreads and yields and costs for the past two years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has generally been somewhat of a limited contributor to the Bank’s earnings over the past five years, although non-interest operating income has increased in recent years largely due to an increase in service charges. Over the past five years, non-interest operating income ranged from a low $600,000 or 0.26% of average assets in 2016 to a high of $966,000 or 0.41% of average assets in 2020. Service charges comprise the major source of the Bank’s non-interest operating income, with other sources of non-interest operating income consisting of income earned on BOLI and miscellaneous other sources of non-interest operating income.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of $5.4 million or 2.35% of average assets during 2016 to a high of $6.1 million or 2.63% of average assets during 2020. Further upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Bank’s net interest income and operating expense ratios over the past five years reflect a decrease in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). St. Landry Homestead’s expense coverage ratio decreased from 1.46 times during 2016 to 1.11 times during 2020. The decrease in the expense coverage ratio was attributable to a both a decrease in the net interest income ratio and an increase in the operating expense ratio. Similarly, St. Landry Homestead’s efficiency ratio (operating expenses as a percent of the sum of net interest income plus non-interest operating income) trended less favorably from 63.51% during 2016 to 79.22% during 2020. An increase in the operating expense ratio and a decrease in the net interest income ratio accounted for the increase in the Bank’s efficiency ratio, which were partially offset by an increase in the ratio for non-interest operating income.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

During the period covered in Table 1.2, the amount of loan loss provisions recorded by the Bank ranged from $75,000 or 0.03% of average assets during 2019 to $985,000 or 0.42% of average assets during 2020. The higher loan loss provisions that were established in 2020 were largely to address the continued economic uncertainty resulting from the Covid-19 pandemic. As of December 31, 2020, the Bank maintained valuation allowances of $3.0 million, equal to 1.99% of total loans and 180.74% of non-performing loans. As of December 31, 2020, non-performing loans totaled $1.7 million or 1.10% of total loans. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past two years.

Except for the prepayment penalty on FHLB advances, non-operating income and losses over the past five years have been limited to losses on REO. Over the past five years, non-operating losses ranged from $261,000 or 0.12% of average assets during 2017 to $1.8 million or 0.77% of average assets during 2020. For 2020, the non-operating loss consisted of a loss on REO of $287,000 and a prepayment penalty on FHLB advances of $1.5 million.

The Bank’s effective tax rate ranged from a tax benefit of 40.42% during 2020 to a tax expense of 35.62% during 2016. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate is 21.0%.

Interest Rate Risk Management

The Bank’s balance sheet is slightly liability sensitive in the short-term (less than one year). As interest rates have remained at or near historically low levels for an extended period of time, the Bank experienced interest spread compression during the past three years as the average cost of interest-bearing liabilities increased more than average yield on earning-assets during 2018 and 2019. Comparatively, during 2020 interest rate spread compression resulted from a more significant decrease in yield on earning-assets relative to the decrease in the cost of interest-bearing liabilities. The Bank’s interest rate risk analysis indicated that as of December 31, 2020, in the event of a 200 basis point instantaneous parallel decrease in interest rates, the Bank’s net portfolio value would decline by 2.5% and net interest income would increase by 3.6% in year 1 (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through maintaining a high level of liquidity in the prevailing low interest rate environment, maintaining a portion of the investment securities portfolio as available for sale, emphasizing origination of 1-4 family loans with adjustable rates and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of adjustable rate or shorter term fixed rate balloon loans. As of December 31, 2020, of the Bank’s total loans due after December 31, 2021, adjustable rate loans comprised 74.66% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 57.87% of the Bank’s deposits at December 31, 2020.

Management of the Bank’s interest rate risk is also facilitated by maintenance of a strong capital position and resulting favorable IEA/IBL ratio. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

St. Landry Homestead’s lending activities have emphasized 1-4 family permanent mortgage loans and such loans comprise the major portion of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate/multi-family loans followed by construction/land loans. Other areas of lending diversification for the Bank include commercial business loans and consumer loans. Pursuant to the Bank’s strategic plan, the Bank is pursuing a diversified lending strategy emphasizing commercial real estate and commercial business loans as the primary area of targeted loan growth. Exhibit I-9 provides historical detail of St. Landry Homestead’s loan portfolio composition over the past two years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of December 31, 2020.

1-4 Family Residential Loans. St. Landry Homestead offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years, which are substantially secured by local properties. Loan originations are generally underwritten to secondary market guidelines, so as to provide the Bank with the flexibility to sell the loans into the secondary market for purposes of managing interest rate risk. Adjustable rate loans offered by the Bank either adjust on an annual basis or are fixed for the initial three or five years and then adjust every three or five years thereafter. As of December 31, 2020, the Bank’s outstanding balance of 1-4 residential mortgage loans totaled $99.9 million or 65.79% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Commercial Real Estate and Multi-Family Loans. Commercial real estate and multi-family loans consist largely of loans originated by the Bank, which are generally collateralized by properties in the Bank’s market area. On a limited basis, the Bank has supplemented originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Bank. St. Landry Homestead generally originates commercial real estate and multi-family loans up to a loan-to-value LTV ratio of 80% of the lesser of the purchase price or the appraised value of the property securing the loan and generally requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate and multi-family loans are typically originated as adjustable rate loans, and to a lesser extent as fixed rate loans, with amortization terms of up to 20 years. Interest rates on adjustable rate loans are generally indexed to the prime rate as published in The Wall Street Journal. Properties securing the commercial real estate and multi-family loan portfolio include hotels, retail and industrial use buildings, strip shopping centers, apartments, restaurants and farmland. As of December 31, 2020, the Bank’s largest commercial real estate loan had an outstanding balance of $4.3 million and this loan was performing in accordance with its original terms. At December 31, 2020, the Bank’s largest multi-family loan had an outstanding balance of $2.1 million and is secured by an 86-unit apartment complex. At December 31, 2020, this loan was performing in accordance with its original terms. As of December 31, 2020, the Bank’s outstanding balance of commercial real estate and multi-family loans totaled $35.2 million or 23.16% of total loans outstanding

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

Construction and Land Loans. The largest component of the Bank’s construction and land loans at December 31, 2020 consisted of loans secured by raw land (unimproved and unplatted) and lot loans (land which has been subdivided and platted), which had an aggregate outstanding balance of $3.3 million at such date. Such loans are generally secured by properties in the Bank’s market area and have maximum terms to maturity of five years in the case of raw land or eight years in the case of lot loans. The Bank’s policy generally is that such loans have maximum LTV ratios of 65% in the case of raw land or 85% in the case of lot loans, although, on an exception basis, the Bank has approved loan-to-value ratios up to 100% for land and lot loans not exceeding $100,000 and up to 90% for land and lot loans over $100,000. At December 31, 2020, the Bank’s construction and land loans included a $1.3 million, 36.4% participation interest in a $5.5 million acquisition, development and construction loan secured by property in a 143 acre mixed-use, master-planned development located in Scott, Louisiana, a suburb of Lafayette. Such loan has a remaining term to maturity of four months and has performed in accordance with its terms. The Bank’s construction and land loans also included 10 single-family residential construction loans with an aggregate outstanding balance of $936,000 at December 31, 2020. Of the 10 single-family residential construction loans at December 31, 2020, nine, with an outstanding loan balance of $851,000 at such date, consisted of construction loans to individuals for the construction and permanent financing (“construction/permanent loans”) of their homes. The Bank’s construction/permanent loans are structured to provide one closing for both the construction loan and the permanent financing. Construction/permanent loans require payment of interest only during the construction phase and are structured to be converted to fixed- or adjustable-rate permanent loans at the end of the construction phase. The Bank’s construction/permanent loans have a maximum LTV ratio of 80% during the construction phase. All of such loans had terms to maturity of 12 or 13 months and all were performing in accordance with their terms. As of December 31, 2020, St. Landry Homestead’s outstanding balance of construction and land loans totaled equaled $5.5 million or 3.65% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to small-to medium-sized businesses operating in the local market area. Commercial business lending is a targeted area of loan growth for the Bank, pursuant to which the Bank is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Bank include loans for working capital, equipment financing, inventory financing or accounts receivable financing. Commercial and industrial loans may have adjustable or fixed rates of interest and generally have terms of five years or less but may go up to seven years. Commercial and industrial loans include unsecured loans and loans secured by equipment, machinery or other corporate assets. The maximum LTV ratio for commercial and industrial loans generally is 75% and the Bank typically requires a debt service coverage ratio of 1.5x on such loans. In addition, the Bank generally obtains personal guarantees from the principals of the borrower with respect to all commercial industrial loans. At December 31, 2020, approximately $4.3 million of the Bank’s commercial and industrial loans were unsecured. This amount included 85 SBA PPP loans with an aggregate outstanding balance of $3.5 million at such date. As of December 31, 2020, the Bank’s outstanding balance of commercial business loans totaled $6.7 million or 4.54% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

Consumer Loans. Consumer lending has been a fairly limited area of lending diversification for the Bank, with such loans consisting of loans secured by deposits, automobile loans, boat loans, recreational vehicle loans and unsecured personal loans. As of December 31, 2020, the Bank held $4.5 million of consumer loans equal to 2.96% of total loans outstanding.

Exhibit I-11 provides a summary of the Bank’s lending activities over the past two years. Total loans originated decreased from $24.3 million in 2019 to $18.3 million in 2020. The decrease in loans originated during 2020 was primarily related to a decrease in commercial real estate loan originations and, to a lesser extent, lending volumes for 1-4 family loans, construction/land loans, multi-family loans and consumer loans also declined in 2020. Comparatively, originations of commercial business loans increased during 2020. The Bank’s self-generated loan production was supplemented with loan purchases of $3.1 million in 2019 and $1.3 million in 2020. Loan principal repayments increased from $25.4 million in 2019 to $33.2 million in 2020. Overall, net loan activity decreased from an increase of $666,000 in 2016 to a decrease of $12.8 million during 2020.

Asset Quality

Over the past two years, St. Landry Homestead’s balance of non-performing assets ranged from a high of $2.9 million or 1.31% of assets at yearend 2019 to a low of $2.1 million or 0.93% of assets at yearend 2020. As shown in Exhibit I-12, non-performing assets at December 31, 2020 consisted of $380,000 of accruing loans 90 days or more past due, $1.3 million of non-accruing loans and $415,000 of REO. Non-accruing loans held by the Bank at December 31, 2020 were concentrated in 1-4 family permanent mortgage loans totaling $1.6 million.

To track the Bank’s asset quality and the adequacy of valuation allowances, the Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2020, the Bank maintained loan loss allowances of $3.0 million, equal to 1.99% of total loans receivable and 180.74% of non-performing loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at December 31, 2020 deposits accounted for 94.90% of St. Landry Homestead’s combined balance of deposits and borrowings. Exhibit I-13 sets forth the Bank’s deposit composition for the past two years. Transaction and savings account deposits constituted 57.87% of total deposits at December 31, 2020, as compared to 54.17% of total deposits at December 31, 2019. The increase in the concentration of core deposits comprising total deposits from yearend 2019 to yearend 2020 was the result of comparatively stronger growth of core deposits relative to the increase in CDs that was recorded during 2020. As of December 31, 2020, checking accounts comprised the largest concentration of the Bank’s core deposits equaling 59.90% of core deposits.

The balance of the Bank’s deposits consists of CDs, which equaled 42.13% of total deposits at December 31, 2020 compared to 45.83% of total deposits at December 31, 2019. St. Landry Homestead’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $69.3 million at December 31, 2020 and $53.2 million or 76.77% of the CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Bank’s CDs as of December 31, 2020. As of December 31, 2020, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $47.5 million or 68.47% of total CDs. The Bank held $9.0 million of brokered CDs at December 31, 2020.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. FHLB advances have been the only source of borrowings utilized by the Bank over the past five years. During the fourth quarter of 2020, the Bank repaid $25.0 million of outstanding FHLB advances, which had a weighted average cost of 3.18% and remaining terms to maturity of three to five years. The Bank obtained $10.0 million (contractual amount) in new advances from the FHLB with a weighted average cost of 0.93% and maturities ranging from five to eight years. The Bank recognized $1.5 million in FHLB prepayment penalties as non-interest expense in the year ended December 31, 2020. The new advances are accounted for as a debt modification and had a carrying value of $8.8 million at December 31,2020, with $1.2 million to be recognized as an adjustment to interest expense over the lives of the advances. The repayment and modification of FHLB advances is expected to reduce the Bank’s interest expenses.

Legal Proceedings

St. Landry Homestead is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

St. Landry Homestead serves the Acadiana region of south-central Louisiana through the main office and three branch offices in St. Landry Parish and one additional branch office is maintained in Lafayette Parish. Exhibit II-1 provides information on the Bank’s office properties.

The primary market area served by the Bank is largely suburban in nature. St. Landry Homestead’s competitive environment includes a number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. While oil-related businesses continues to be an integral component of the south-central Louisiana economy, the primary market area economy is fairly diversified with energy services, manufacturing healthcare, technology, finance, tourism and other service-related industries constituting the basis of the primary market area economy.

Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

National Economic Factors

In assessing national economic trends over the past few quarters, July 2020 manufacturing activity increased to an index reading of 54.2 and July service sector activity accelerated to an index reading of 58.1. U.S. employers added 1.8 million jobs in July and the July unemployment rate fell to 10.2%. In late-July, economic data suggested that the economic recovery was stalling, as filings for initial unemployment claims rose for two consecutive weeks after nearly four months of declining weekly unemployment claims and second quarter GDP contracted at a record annual rate of 32.9%. July existing home sales increased 24.7%, while new home sales in July rose 13.9%. At the same time, the number of homeowners that were at least 90 days delinquent soared to a 10-year high in July. August manufacturing activity accelerated to an index reading of 56.0. Comparatively, August service sector activity slowed to an index 56.9. The U.S. economy added 1.4 million jobs in August and the August unemployment rate declined to 8.4%. Record low mortgage rates helped to fuel a 2.4% increase in August existing home sales and a 4.8% increase in August new home sales. August retail sales increased 0.6%, while durable-goods orders for August increased 0.4%. The consumer confidence index for September surged to 101.8, which was its highest level since March. September manufacturing activity increased to an index reading of 55.4, while September service sector activity accelerated to an index reading of 57.8. The U.S. economy added 661,000 jobs in September and the September unemployment rate dropped to 7.9%. Existing home sales for September increased 9.4%, versus a 3.5% decline in September new home sales. Third quarter GDP rebounded from the pandemic-induced slump, increasing at a 33.1% annualized pace.

RP® Financial, LC.	MARKET AREA II.2

Manufacturing activity for October 2020 expanded at its quickest pace in more than two years with an index reading of 59.3, while October service sector activity declined to an index reading of 56.6. U.S. employers added 638,000 jobs in October and the October unemployment rate dropped to 6.9%. October existing home sales rose to a 14-year high with an increase of 4.3% from September existing home sales, as low borrowing costs and a shift in living preferences during the pandemic fueled a surge in home purchases. November manufacturing and service activity slowed to respective index readings of 57.5 and 55.9. The U.S. economy added 245,000 job in November, which was less than expected, and the November unemployment rate dropped to 6.7%. November retail sales dropped 1.1%, amid a surge in coronavirus infections and new business restrictions. Existing home sales declined 2.5% in November, versus an 11.0% decline in November new home sales. Manufacturing activity for December accelerated to an index reading of 60.7, while service sector activity for December accelerated to an index reading of 57.2. U.S. payrolls for December declined by 140,000 which was the first decline since April. The December unemployment rate remained at 6.7%. Retail sales for December were down 0.7%. Existing and new home sales for December increased by 0.7% and 1.6%, respectively. Fourth quarter GDP increased at a 4.0% annualized rate, while GDP for all of 2020 contracted 3.5%.

January 2021 manufacturing activity slowed to an index reading of 58.7, while service sector activity for January accelerated to an index reading of 58.7. U.S. employers added 49,000 jobs in January and the January unemployment rate fell to 6.3%.

RP® Financial, LC.	MARKET AREA II.3

In terms of interest rates trends over the past few quarters, a stable interest rate environment prevailed at the start of the third quarter of 2020. Long-term Treasury yields edged lower going into the second half of July, as a surge in coronavirus cases forced a number of states to reimpose lockdown measures. In mid-July, the average rate on a 30-year fixed rate mortgage fell to 2.98%, its lowest level on record. The 10-year Treasury yield edged below 0.60% going into late-July. At the conclusion of its late-July policy meeting, the Federal Reserve left its benchmark rate near zero and reiterated that it would continue to support the economy. The 10-year Treasury yield remained below 0.60% heading into mid-August and then trended up slightly to above 0.70% in late-August after the Federal Reserve dropped its long-standing practice of pre-emptively lifting interest rates to head off higher inflation. At the start of September, the 10-year Treasury yield fell below 0.70% and then edged back up over 0.70% with the release of the August employment report. For the balance of September, the 10-year Treasury yield stabilized in a range between 0.64% and 0.71% as the Federal Reserve signaled that it would keep its benchmark rate near zero through 2023.

Economic reports indicating the U.S. economy was continuing to improve and hopes of a new coronavirus relief deal pushed the 10-year Treasury yield above 0.75% in early-October 2020, which was followed by long-term Treasury yields stabilizing through mid-October. After increasing to a yield of 0.85% heading into late-October, the 10-year Treasury edged lower at the beginning of the last week of October as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Stronger-than-expected third quarter GDP growth pushed the 10-year Treasury yield up to 0.88% at the end of October. After edging lower with the release of the October employment report, long-term Treasury yields surged higher in the second week of November on news that a coronavirus vaccine being developed was 90% effective. Long-term Treasury yields edged lower going into the second half of November, as states implemented new lockdown measures amid a resurgence of coronavirus infections. Promising results for multiple Covid-19 vaccines and signs that U.S. lawmakers were committed to completing a new Covid-19 relief package contributed to long-term Treasury yields edging higher in early-December, which was followed by interest rates stabilizing for the balance of 2020. At its final meeting of the year in mid-December, the Federal Reserve left its benchmark at near zero and made no changes to its asset purchase program.

Interest rates remained stable at the start of 2021 and then edged higher following the Georgia Senate election run-offs in early-January, as the 10-year Treasury yield climbed above 1.0% on expectations that additional fiscal stimulus would be forthcoming with Democrats taking control of the Senate. The 10-year Treasury yield stabilized around 1.10% going into the last week of January and then edged lower at the end of January, amid concerns of delays in distribution of the Covid-19 vaccine and the ability to end lockdowns or other restrictions. The Federal Reserve concluded its late-January meeting leaving its benchmark rate near zero and keeping its easy money policies in place. Expectations of more stimulus pushed long-term Treasury yields higher at the end of January and the first week of February, which provided for some steepening of the yield curve. As of February 5, 2021, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.06% and 1.19%, respectively, versus comparable year ago yields of 1.49% and 1.66%. Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA II.4

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2021, GDP growth was projected to increase 4.3% in 2021 and then decrease to 3.0% in 2022. The U.S. unemployment rate was forecasted to equal 6.1% in June 2021 and then decrease to 5.3% in December 2021. An average of 419,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate to equal 0.13% in June 2021 and then edge up to 0.14% in December 2021. On average, the economists forecasted that the 10-year Treasury yield would equal 1.24% in June 2021 and then increase to 1.44% in December 2021. The surveyed economists also forecasted home prices would rise by 5.5% in 2021 and 2020 housing starts were forecasted to increase from 1.38 million in 2020 to 1.49 million in 2021.

The January 2021 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2021 existing home sales to increase by 10.2% from 2020 sales and new home sales were forecasted to increase by 18.1% in 2021 from sales in 2020. The 2021 median sale prices for existing and new homes were forecasted to increase by 3.2% and 0.4%, respectively. Total mortgage production was forecasted to decrease in 2021 to $2.719 trillion, compared to $3.573 trillion in 2020. The forecasted decrease in 2021 originations was based on a 10.5% increase in purchase volume and a 46.7% decrease in refinancing volume. Purchase mortgage originations were forecasted to total $1.574 trillion in 2021, versus refinancing volume totaling $1.145 trillion. Housing starts for 2021 were projected to increase by 7.2% to total 1.481 million.

Market Area Demographics

Key demographic and economic indicators for the Bank’s market area include population, number of households and household/per capita income levels. Demographic data for St. Landry Parish and Lafayette Parish, as well as comparative data for Louisiana and the U.S., is provided in Table 2.1.

RP® Financial, LC.	MARKET AREA II.5

Table 2.1
St. Landry Homestead Federal Savings Bank
Summary Demographic Data

	Year			Growth Rate
	2016	2021	2026	2016-2021	2021-2026
	(000)	(000)	(000)	(%)	(%)
Population (000)
USA	322,431	330,946	340,574	0.5%	0.6%
Louisiana	4,685	4,646	4,678	-0.2%	0.1%
St. Landry, LA	84	82	81	-0.6%	-0.2%
Lafayette, LA	242	247	255	0.4%	0.6%

Households (000)
USA	122,265	125,733	129,596	0.6%	0.6%
Louisiana	1,808	1,800	1,821	-0.1%	0.2%
St. Landry, LA	32	32	32	-0.4%	-0.1%
Lafayette, LA	96	99	103	0.6%	0.8%

Median Household Income ($)
USA	55,551	67,761	73,868	4.1%	1.7%
Louisiana	46,924	50,330	53,301	1.4%	1.2%
St. Landry, LA	34,708	33,134	32,769	-0.9%	-0.2%
Lafayette, LA	59,207	56,279	56,054	-1.0%	-0.1%

Per Capita Income ($)
USA	30,002	37,689	41,788	4.7%	2.1%
Louisiana	26,430	29,539	31,568	2.2%	1.3%
St. Landry, LA	20,276	20,112	20,038	-0.2%	-0.1%
Lafayette, LA	32,933	31,735	31,809	-0.7%	0.0%

2021 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.3	26.8	25.1	18.4	11.4
Louisiana	19.5	27.0	24.5	18.3	10.8
St. Landry, LA	22.4	25.5	22.3	18.5	11.3
Lafayette, LA	19.8	28.0	25.7	17.2	9.3

2021 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	18.0	20.3	29.0	32.7
Louisiana	26.8	23.0	26.7	23.5
St. Landry, LA	41.1	23.9	21.2	13.8
Lafayette, LA	24.0	21.6	30.2	24.3

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA II.6

St. Landry Parish, where the Bank maintains its main office and three branch offices, maintained a population of 82,000 as of 2021. Lafayette Parish, where the Bank maintain a recently opened de novo branch, maintained a population of 247,000 as of 2021. From 2016 to 2021, St. Landry’s Parish’s population decreased at an annual rate of 0.6% and Lafayette Parish’s population increased at a 0.4% annual rate. Comparatively, over the past five years, Louisiana’s population decreased at a 0.2% annual rate, versus a 0.5% annual growth rate for the U.S.

For the 2016 to 2021 period, household growth rates paralleled population growth trends in both market area counties, as well as for the U.S. and Louisiana. St. Landry Parish experienced a 0.4% annual decline in households, versus a 0.6% annual increase in households for Lafayette Parish, a 0.1% annual decrease in households for Louisiana and a 0.6% annual increase in households for the U.S. Population and household growth trends for both market area counties, as well as for Louisiana and the U.S., are generally expected to continue over the next five years, although projected population and household growth for Louisiana is projected to be positive and the rate of decline in population and households for St. Landry Parish is projected to be less.

Income measures show that Lafayette Parish is a relatively affluent market, with median household and per capita income measures exceeding the comparable Louisiana measures. Comparatively, St. Landry Parish’s median household and per capita income measures were well below the comparable Louisiana measures. Household and per capita income measures for the U.S. were above the comparable measures for Louisiana and both of the primary market area parishes. Projected income growth rates for both parishes were less than the comparable projected growth rates for Louisiana and the U.S. Household income distribution measures provide another indication of the relative affluence of Lafayette Parish. Lafayette Parish maintained a relatively high percentage of households with incomes above $100,000 at 24.3%, which exceeded the comparable ratios of 13.8% and 23.5% for St. Landry Parish and Louisiana, respectively. Age distribution measures reflect that St. Landry Parish and Lafayette Parish have fairly similar age distributions relative to the Louisiana and U.S. age distribution measures.

RP® Financial, LC.	MARKET AREA II.7

Local Economy

Economic activity in the Acadiana region of south-central Louisiana continues to be influenced by oil-related businesses, while also exhibiting a fair degree of diversification in a number of business sectors such as energy services, manufacturing, healthcare, technology, finance, tourism and other service-related industries. Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in Lafayette Parish and Louisiana, while education/healthcare/social services employment represented the largest employment sector in St. Landry Parish and the second largest employment sector Lafayette Parish. Services employment constituted the second largest employment sector for St. Landry Parish, followed by finance/insurance/real estate and manufacturing employment for both parishes. Compared to Louisiana, St. Landry Parish maintained higher levels of employment in education/healthcare/social services, finance/insurance/real estate and manufacturing and a lower level of employment in services. Compared to Louisiana, Lafayette Parish maintained higher levels of employment in services and manufacturing and a lower level of employment in finance/insurance/real estate.

Table 2.2
St. Landry Homestead Federal Savings Bank
Primary Market Area Employment Sectors
(Percent of Labor Force)

		St. Landry	Lafayette
Employment Sector	Louisiana	Parish	Parish
	(%)	(%)
Services	25.6%	20.5%	27.0%
Education,Healthcare, Soc. Serv.	23.8%	26.7%	23.9%
Government	1.6%	1.1%	2.4%
Wholesale/Retail Trade	10.3%	8.5%	8.1%
Finance/Insurance/Real Estate	14.8%	17.8%	14.3%
Manufacturing	7.8%	9.5%	11.8%
Construction	8.2%	7.9%	6.1%
Information	1.5%	1.1%	1.7%
Transportation/Utility	5.4%	5.5%	4.3%
Agriculture	1.1%	1.3%	0.5%
	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA II.8

Table 2.3, which lists the largest employers in St. Landry Parish and Lafayette Parish, further reveals the economic makeup of the Bank’s market area. The largest employers in the regional market area are concentrated in healthcare, education, energy and government.

Table 2.3
St. Landry Homestead Federal Savings Bank
Market Area Largest Employers

Employer	Industry	Size
St. Landry Parish
Opelousas General Health System	Healthcare	1,180
Wal-mart Super Center	Retail	694
Evangeline Downs Racetrack & Casino	Casino & Entertainment	643
Wal-Mart Distribution Center	Warehouse	579
Precision Drilling	Drilling Equipment	400
Immaculate Heart of Mary	Church	385
Waveland Corporation	Offshore Surfacing	287
Ventura Foods, LLC	Food Manufacturing	250
Tanner Services & Rentals, LLC	Construction Equipment Rental	204
Acadian Medical Center	Healthcare	200

Lafayette Parish
Lafayette Parish School System	Education	4,556
Lafayette Consolidated Government	Government	2,237
Lafayette General Medical	Healthcare	1,998
Schlumberger	Energy Equipment	1,988
Wood Group Production Services	Energy Equipment	1,900

Sources: St. Landry Economic Development and Lafayette Economic Development Authority

Unemployment Trends

Comparative unemployment rates for St. Landry and Lafayette Parishes, as well as for Louisiana and the U.S., are shown in Table 2.4. The December 2020 unemployment rates for St. Landry and Lafayette Parishes equaled 7.5% and 5.6%, respectively, which were higher and lower than the comparable unemployment rates of 6.9% for Louisiana and 6.5% for the U.S. Pursuant to the coronavirus-induced recession, the December 2020 unemployment rates for the primary market area parishes, Louisiana and the U.S. were all higher compared to a year ago.

RP® Financial, LC.	MARKET AREA II.9

Table 2.4
St. Landry Homestead Federal Savings Bank
Unemployment Trends

	Unemployment Rate		Net
Region	Dec. 2019	Dec. 2020	Change
USA	3.4%	6.5%	3.1%
Louisiana	4.9%	6.9%	2.0%
Saint Landry, LA	6.6%	7.5%	0.9%
Lafayette, LA	4.4%	5.6%	1.2%

Source: S&P Global Market Intelligence

Market Area Deposit Characteristics and Competition

The Bank’s deposit base has been closely tied to the economic fortunes of St. Landry Parish and, in particular, the areas of St. Landry Parish that are nearby to one of St. Landry Homestead’s four office locations. The Bank’s branch location in Lafayette Parish was opened subsequent to June 30, 2020. Table 2.5 displays deposit market trends from June 30, 2015 through June 30, 2020 for St. Landry Homestead, as well as for all commercial bank and savings institution branches located in St. Landry Parish and the state of Louisiana. St. Landry Homestead is the only thrift institution with branches located in St. Landry Parish. Accordingly, consistent with the state of Louisiana, commercial banks maintained a significantly larger market share of deposits than savings institutions in St. Landry Parish. For the five year period covered in Table 2.5, St. Landry Homestead experienced a decline in deposits and deposit market share in St. Landry Parish. Overall, from June 30, 2015 to June 30, 2020, bank and thrift deposits increased at an annual rate of 3.9% in St. Landry Parish.

Based on June 30, 2020 deposit data, the Bank maintained a 10.1% deposit market share of bank and thrift deposits in St. Landry Parish. During the five year period covered in Table 2.5, the Bank’s deposit market share in St. Landry Parish declined from 13.1% to 10.1%.

RP® Financial, LC.	MARKET AREA II.10

Table 2.5

St. Landry Homestead Federal Savings Bank
Deposit Summary

	As of June 30,
	2015			2020			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2015-2020
	(Dollars in Thousands)						(%)
Louisiana	$99,971,072	100.0%	1,584	$124,057,773	100.0%	1,413	4.4%
Commercial Banks	$96,433,026	96.5%	1,498	$120,152,222	96.9%	1,331	4.5%
Savings Institutions	$3,538,046	3.5%	86	$3,905,551	3.1%	82	2.0%

St. Landry Parish	$1,308,282	100.0%	38	$1,582,235	100.0%	38	3.9%
Commercial Banks	$1,136,314	86.9%	35	$1,422,517	89.9%	34	4.6%
Savings Institutions	$171,968	13.1%	3	$159,718	10.1%	4	-1.5%
St. Landry Homestead FSB	$171,968	13.1%	3	$159,718	10.1%	4	-1.5%

Sources: FDIC, S&P Global Market Intelligence and RP Financial calculations.

Financial institution competitors in St. Landry Parish include other locally-based banks, as well as regional, super-regional and money center banks. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.6 lists the Bank’s largest competitors in St. Landry Parish, based on deposit market share. As of June 30, 2020, the Bank’s market share of deposits represented the 4th largest market share of bank and thrift deposits in St. Landry Parish.

Table 2.6
St. Landry Homestead Federal Savings Bank
Market Area Deposit Competitors - As of June 30, 2020

		Market
Location	Name	Share	Rank
		(%)
St. Landry Parish	St. Landry Bancshares Inc. (LA)	18.85
	JPMorgan Chase & Co. (NY)	14.24
	Washington State Bcshs Inc. (LA)	11.42
	St. Landry Homestead FSB (LA)	10.09	4 of 15
	American Bancorp Inc. (LA)	9.92

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of St. Landry Homestead’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of St. Landry Homestead is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to St. Landry Homestead, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 43 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since St. Landry Homestead will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. In the selection process for St. Landry Homestead’s Peer Group, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1 Southwest and Southeast institutions with assets less than $750 million, tangible equity-to-assets ratios of greater than 7.0% and positive core earnings. One company met the criteria for Screen #1 and it was included in the Peer Group: Home Federal Bancorp, Inc. of Louisiana. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southwest and Southeast thrifts.

•	Screen #2 Midwest, Mid-Atlantic and Northeast institutions with assets less than $7500 million, tangible equity-to-assets ratios of greater than 7.0% and positive core earnings. Nine companies met the criteria for Screen #2 and all nine were included in the Peer Group: CBM Bancorp, Inc. of Maryland, Cincinnati Bancorp, Inc. of Ohio, Elmira Savings Bank of New York, FFBW, Inc. of Wisconsin, HV Bancorp, Inc. of Pennsylvania, IF Bancorp, Inc. of Illinois, Mid-Southern Bancorp, Inc. of Indiana, Randolph Bancorp, Inc. of Massachusetts and WVS Financial Corp. of Pennsylvania Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest, Mid-Atlantic and Northeast thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and St. Landry Homestead, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of St. Landry Homestead’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to St. Landry Homestead’s characteristics is detailed below.

•	CBM Bancorp, Inc. of Maryland. Selected due to similar size of branch network, similar asset size, similar interest-earning asset composition, similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income and similar concentration of multi-family loans as a percent of assets.

•	Cincinnati Bancorp, Inc. of Ohio. Selected due to similar size of branch network, similar asset size and similar concentrations of construction/land loans and commercial real estate loans as a percent of assets.

RP® Financial, LC.	Peer Group Analysis Page III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
As of September 30, 2020 or the Most Recent Date Available

										As of
										February 5, 2021
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
CBMB	CBM Bancorp, Inc.	NASDAQCM	MA	Baltimore	MD	$232	4	Dec	9/27/2018	$13.95	$48
CNNB	Cincinnati Bancorp, Inc.	NASDAQCM	MW	Cincinnati	OH	$232	6	Dec	10/14/2015	$11.96	$36
ESBK	Elmira Savings Bank	NASDAQCM	MA	Elmira	NY	$674	12	Dec	3/1/1985	$12.24	$43
FFBW	FFBW, Inc.	NASDAQCM	MW	Brookfield	WI	$286	7	Dec	10/10/2017	$10.42	$74
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$542	8	Jun	1/18/2005	$29.09	$45
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$508	5	Dec	1/11/2017	$16.81	$34
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$726	8	Jun	7/7/2011	$20.50	$66
MSVB	Mid-Southern Bancorp, Inc.	NASDAQCM	MW	Salem	IN	$218	3	Dec	4/8/1998	$16.24	$48
RNDB	Randolph Bancorp, Inc.	NASDAQGM	NE	Stoughton	MA	$723	5	Dec	7/1/2016	$20.00	$103
WVFC	WVS Financial Corp.	NASDAQGM	MA	Pittsburgh	PA	$332	6	Jun	11/29/1993	$15.15	$26
Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.4

•	Elmira Savings Bank of New York. Selected due to similar operating expense ratio as a percent of average assets and similar concentrations of 1-4 family and construction/land loans as a percent of assets.

•	FFBW, Inc. of Wisconsin. Selected due to similar asset size, similar interest-earning asset composition, relatively high equity-to-assets ratio, similar earnings contribution from sources of non-interest operating income and similar operating expense ratio as a percent of average assets.

•	Home Federal Bancorp, Inc. of Louisiana. Selected due to Louisiana market area, similar interest-earning asset composition, similar impact of loan loss provisions on earnings, similar ratio of operating expenses as a percent of average assets and similar concentrations of construction/land and commercial real estate loans as a percent of assets.

•	HV Bancorp, Inc. of Pennsylvania. Selected due to same size of branch network, similar concentration of deposits funding assets and similar concentrations of construction/land and consumer loans as a percent of assets.

•	IF Bancorp, Inc. of Illinois. Selected due to similar interest-earning asset composition, similar operating expense ratio as a percent of average assets, and similar concentrations of construction/land and consumer loans as a percent of assets.

•	Mid-Southern Bancorp, Inc. of Indiana. Selected due to similar asset size, similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income, similar operating expense ratio as a percent of average assets and similar concentrations of construction/land, multi-family, commercial real estate and commercial business loans as a percent of assets.

•	Randolph Bancorp, Inc. of Massachusetts. Selected due to same size of branch network, similar concentration of deposits funding assets, similar impact of loan loss provisions on earnings and similar concentrations of construction/land, multi-family, commercial real estate, commercial business and consumer loans as a percent of assets.

•	WVS Financial Corp. of Pennsylvania. Selected due to similar asset size and similar concentration of multi-family loans as a percent of assets.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (15.82% of assets versus 11.69% for all public companies), generated similar core earnings as a percent of average assets (0.82% core ROAA versus 0.87% for all public companies), and earned a slightly lower core ROE (6.83% core ROE versus 7.23% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.5

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,167		$447
Market capitalization ($Mil)	$601		$52
Tangible equity/assets (%)	11.69%		15.82%
Core return on average assets (%)	0.87		0.82
Core return on average equity (%)	7.23		6.83

Pricing Ratios (Averages)(1)
Price core/earnings (x)	13.98	x	12.04	x
Price/tangible book (%)	114.74%		92.70%
Price/assets (%)	12.92		14.66

(1)   Based on market prices as of February 5, 2021.

Ideally, the Peer Group companies would be comparable to St. Landry Homestead in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to St. Landry Homestead, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for St. Landry Homestead and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group's ratios reflect balances as of December 31, 2020 and September 30, 2020, respectively. St. Landry Homestead’s equity-to-assets ratio of 22.53% was above the Peer Group's average net worth ratio of 16.01%. The Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity-to-assets ratio that will further exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 22.53% and 15.82%, respectively. The increase in St. Landry Homestead’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both St. Landry Homestead’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	Peer Group Analysis Page III.6

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of September 30, 2020

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
St. Landry Homestead FSB		LA
December 31, 2020			11.24%	17.65%	1.43%	66.23%	73.27%	3.93%	0.00%	22.53%	0.00%	22.53%	2.83%	39.16%	-7.92%	16.22%	-64.65%	-1.10%	-1.10%	21.09%	40.99%	42.42%

All Non-MHC Public Thrifts
Averages			8.62%	12.96%	1.54%	73.21%	74.64%	10.75%	0.42%	12.62%	0.92%	11.69%	18.75%	0.00%	14.86%	19.30%	14.55%	9.52%	0.00%	10.75%	15.35%	16.79%
Medians			7.76%	9.10%	1.60%	74.90%	76.41%	8.50%	0.00%	11.51%	0.25%	10.31%	12.71%	0.00%	9.90%	15.09%	1.54%	3.55%	0.00%	10.35%	13.47%	14.67%

Comparable Group
Averages			8.37%	18.80%	1.70%	68.25%	71.10%	11.71%	0.00%	16.01%	0.19%	15.82%	10.85%	37.94%	7.67%	7.80%	28.96%	16.84%	16.36%	13.84%	19.36%	20.30%
Medians			8.18%	9.48%	1.62%	71.28%	72.85%	6.74%	0.00%	12.32%	0.00%	12.32%	8.27%	31.86%	4.19%	7.03%	0.00%	5.83%	4.58%	12.17%	17.14%	17.49%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	17.27%	8.47%	2.07%	70.30%	74.24%	2.15%	0.00%	22.94%	0.00%	22.94%	6.63%	-1.88%	10.68%	11.04%	0.00%	-12.36%	-12.36%	18.28%	27.33%	28.46%
CNNB	Cincinnati Bancorp, Inc.	OH	9.86%	3.60%	1.79%	81.04%	63.61%	17.55%	0.00%	17.13%	0.08%	17.06%	4.73%	56.12%	-0.96%	6.71%	-26.99%	69.22%	69.93%	14.30%	19.52%	20.39%
ESBK	Elmira Savings Bank	NY	12.68%	3.35%	2.27%	76.47%	81.80%	8.40%	0.00%	8.90%	1.83%	7.07%	9.49%	115.16%	0.07%	6.02%	82.05%	2.63%	3.34%	7.76%	11.94%	13.19%
FFBW	FFBW, Inc.	WI	2.60%	21.47%	2.53%	71.18%	58.13%	5.07%	0.00%	35.92%	0.02%	35.90%	10.73%	38.91%	4.63%	-7.04%	-2.36%	67.43%	67.53%	25.93%	32.88%	34.05%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	13.96%	10.50%	1.31%	70.65%	89.31%	0.62%	0.00%	9.43%	0.00%	9.43%	17.77%	31.48%	13.95%	19.43%	47.33%	2.64%	2.64%	NA	NA	NA
HVBC	HV Bancorp, Inc.	PA	9.28%	3.97%	1.25%	81.92%	73.09%	18.13%	0.00%	7.33%	0.00%	7.33%	42.40%	32.25%	44.62%	30.41%	164.08%	11.87%	5.61%	8.36%	12.22%	12.91%
IROQ	IF Bancorp, Inc.	IL	2.58%	22.79%	1.30%	71.38%	82.88%	4.32%	0.00%	11.51%	0.00%	11.51%	7.05%	14.00%	5.56%	8.13%	-10.59%	8.10%	8.10%	10.63%	NA	NA
MSVB	Mid-Southern Bancorp, Inc.	IN	7.08%	36.89%	1.76%	52.81%	72.62%	4.58%	0.00%	22.38%	0.00%	22.38%	4.38%	22.85%	-7.20%	7.35%	0.00%	-4.01%	-4.01%	17.72%	NA	NA
RNDB	Randolph Bancorp, Inc.	MA	6.79%	8.21%	1.19%	79.17%	72.24%	11.37%	0.00%	13.13%	0.00%	13.13%	12.71%	81.07%	3.76%	6.41%	42.58%	19.28%	19.28%	12.17%	14.49%	15.62%
WVFC	WVS Financial Corp.	PA	1.55%	68.76%	1.49%	27.62%	43.03%	44.91%	0.00%	11.42%	0.00%	11.42%	-7.37%	-10.55%	1.57%	-10.45%	-6.52%	3.55%	3.55%	9.45%	17.14%	17.49%

(1) Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.7

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both St. Landry Homestead and the Peer Group. The Bank’s loans-to-assets ratio of 66.23% was slightly lower than the comparable Peer Group ratio of 68.25%. Comparatively, the Bank’s cash and investments-to-assets ratio of 28.89% was slightly higher than the comparable ratio for the Peer Group of 27.17%. Overall, St. Landry Homestead’s interest-earning assets amounted to 95.12% of assets, which approximated the comparable Peer Group ratio of 95.42%. The Peer Group’s non-interest earning assets included BOLI equal to 1.70% of assets and goodwill/intangibles equal to 0.19% of assets, while the Bank maintained BOLI equal to 1.43% of assets and a zero balance of goodwill/intangibles.

St. Landry Homestead’s funding liabilities reflected a funding strategy that was fairly similar to that of the Peer Group's funding composition. The Bank’s deposits equaled 73.27% of assets, which was slightly above the Peer Group’s comparable ratio of 71.10%. Comparatively, the Bank maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 3.93% and 11.71% for St. Landry Homestead and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 77.20% and 82.81%, respectively, as the Bank’s lower ratio was supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is higher than the Peer Group’s ratio, based on IEA/IBL ratios of 123.21% and 115.23%, respectively. The additional capital realized from stock proceeds will provide St. Landry Homestead with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Growth rates for the Bank and the Peer Group are based on annual growth for the twelve months ended December 31, 2020 and September 30, 2020, respectively. St. Landry Homestead recorded a 2.83% increase in assets, versus a 10.85% increase in assets recorded by the Peer Group. Asset growth for St. Landry Homestead was primarily realized through a 39.16% increase in cash and investments, which was in part funded with a 7.92% decrease in loans. Asset growth for the Peer Group included a 7.67% increase in loans and a 37.94% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.8

St. Landry Homestead’s asset growth was funded by a 16.22% increase in deposits, which also funded a 64.65% reduction in borrowings. Asset growth for the Peer Group was funded by a 7.80% increase in deposits and a 28.96% increase in borrowings. The Bank’s tangible capital decreased by 1.10%, versus tangible capital growth of 16.84% recorded by the Peer Group. The Peer Group’s relatively high tangible capital growth rate was largely attributable to second-step conversion offerings that were completed by Cincinnati Bancorp and FFBW during the twelve month period. The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2020 and September 30, 2020, respectively. St. Landry Homestead reported a net loss equal to 0.29% of average assets, while the Peer Group reported net income equal to 0.82% of average assets. The Bank maintained earnings advantages with respect to net interest income and operating expense ratios, which were more than offset by the Peer Group’s earnings advantages with respect to non-interest operating income, loan loss provisions and non-operating income.

The Bank’s stronger net interest income to average assets ratio was realized through maintenance of a higher interest income ratio and a lower interest expense ratio. The Bank’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (3.90% versus 3.83% for the Peer Group). Likewise, the Bank’s lower interest expense ratio was supported by maintaining a lower cost of funds (1.09% versus 1.21% for the Peer Group), as well as maintaining a lower level of interest-bearing liabilities as a percent of assets. Overall, St. Landry Homestead and the Peer Group reported net interest income to average assets ratios of 2.91% and 2.72%, respectively.

RP® Financial, LC.	Peer Group Analysis Page III.9

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended September 30, 2020 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
St. Landary Homestead FSB		LA
December 31, 2020			-0.29%	3.65%	0.73%	2.91%	0.42%	2.49%	0.00%	0.41%	2.63%	-0.77%	0.00%	-0.20%	3.90%	1.09%	2.81%	$4,493	-40.42%

All Non-MHC Public Thrifts
Averages			0.84%	3.80%	0.85%	2.95%	0.30%	2.67%	0.84%	0.44%	2.78%	0.01%	0.00%	0.26%	4.03%	1.12%	2.91%	$8,680	22.93%
Medians			0.76%	3.63%	0.85%	2.82%	0.24%	2.58%	0.07%	0.30%	2.63%	0.00%	0.00%	0.22%	3.89%	1.13%	2.86%	$7,309	23.10%

Comparable Group
Averages			0.82%	3.60%	0.88%	2.72%	0.18%	2.54%	1.39%	0.35%	3.24%	0.00%	0.00%	0.22%	3.83%	1.21%	2.61%	$6,012	21.94%
Medians			0.63%	3.60%	0.88%	2.68%	0.15%	2.48%	0.46%	0.25%	2.77%	0.02%	0.00%	0.20%	3.83%	1.22%	2.73%	$5,759	21.96%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	0.32%	3.90%	0.66%	3.24%	0.19%	3.05%	0.34%	0.16%	3.14%	0.06%	0.00%	0.16%	4.05%	1.18%	2.87%	$5,654	33.24%
CNNB	Cincinnati Bancorp, Inc.	OH	0.77%	3.59%	1.23%	2.36%	0.03%	2.33%	2.93%	0.17%	4.49%	0.00%	0.00%	0.17%	3.81%	1.53%	2.28%	$3,364	18.00%
ESBK	Elmira Savings Bank	NY	0.60%	3.61%	1.03%	2.58%	0.20%	2.38%	0.59%	0.37%	2.59%	0.00%	0.00%	0.14%	4.19%	1.37%	2.82%	$5,863	19.27%
FFBW	FFBW, Inc.	WI	0.63%	3.89%	0.69%	3.20%	0.11%	3.09%	0.15%	0.25%	2.68%	0.00%	0.00%	0.19%	4.25%	1.26%	2.99%	$6,967	23.29%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.80%	4.17%	0.99%	3.18%	0.50%	2.68%	0.69%	0.24%	2.65%	0.05%	0.00%	0.21%	4.41%	1.36%	3.05%	$9,190	20.63%
HVBC	HV Bancorp, Inc.	PA	1.02%	3.38%	0.90%	2.48%	0.27%	2.22%	2.32%	1.24%	4.40%	0.04%	0.00%	0.39%	3.55%	1.14%	2.41%	$4,287	27.77%
IROQ	IF Bancorp, Inc.	IL	0.64%	3.74%	1.09%	2.65%	0.07%	2.58%	0.17%	0.54%	2.48%	0.07%	0.00%	0.25%	3.85%	1.35%	2.50%	$6,661	27.95%
MSVB	Mid-Southern Bancorp, Inc.	IN	0.56%	3.58%	0.47%	3.11%	0.05%	3.06%	0.00%	0.34%	2.86%	0.05%	0.00%	0.04%	3.75%	0.80%	2.95%	$4,544	5.94%
RNDB	Randolph Bancorp, Inc.	MA	2.30%	3.57%	0.86%	2.71%	0.37%	2.34%	6.71%	0.12%	6.14%	-0.24%	0.00%	0.49%	3.77%	1.13%	2.64%	$3,644	17.51%
WVFC	WVS Financial Corp.	PA	0.59%	2.56%	0.84%	1.72%	0.02%	1.70%	0.00%	0.11%	1.00%	-0.01%	0.00%	0.21%	2.61%	1.01%	1.60%	$9,945	25.80%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.10

In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.63% and 3.24%, respectively. Notwithstanding the Bank’s lower operating expense ratio, the Bank’s ratio for assets per full time equivalent employee of $4.5 million was less than the comparable Peer Group ratio of $6.0 million. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, St. Landry Homestead’s capacity to leverage operating expenses will increase and be significantly greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were more favorable than the Peer Group’s. Expense coverage ratios posted by St. Landry Homestead and the Peer Group equaled 1.11x and 0.84x, respectively.

Sources of non-interest operating income were a less significant contributor to the Bank’s earnings, with such income amounting to 0.41% and 1.74% of St. Landry Homestead’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group's earnings, St. Landry Homestead’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 79.22% was less favorable than the Peer Group's efficiency ratio of 72.65%.

Loan loss provisions had a larger impact on the Bank’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.42% and 0.18% of average assets, respectively.

Net gains and losses realized from the sale of assets and other non-operating items equaled a net loss of 0.77% of average assets for the Bank, versus no impact on the Peer Group’s earnings. Typically, gains and losses generated from the sale of assets or other non-recurring activities such as merger related expenses are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other not ongoing activities that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Bank’s or the Peer Group's earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS Page III.11

The Company recorded an effective benefit of 40.42% compared to an effective tax rate of 21.94% for the Peer Group. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 21.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a higher combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (51.64% of assets versus 45.99% for the Peer Group). The Bank maintained a higher concentration of 1-4 family permanent mortgage loans, while the Peer Group maintained a higher concentration of mortgage-backed securities. Loans servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $1.6 million for the Peer Group compared to zero balance for the Bank.

Diversification into higher yielding and higher risk types of loans was more significant for the Peer Group. Commercial real estate loans constituted the most significant area of lending diversification for the Bank (13.51% of assets), followed by commercial business loans (3.00% of assets), and construction/land loans (2.47% of assets). Likewise, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (13.85% of assets), followed by commercial business loans (7.89% of assets) and multi-family loans (6.61% of assets). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 23.12% and 32.71% of the Bank’s and the Peer Group’s assets, respectively. Overall, the Bank’s less significant diversification into higher risk types of lending translated into a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio. The Bank’s risk weighted assets-to-assets ratio equaled 55.49%, versus a comparable ratio of 67.73% for the Peer Group.

RP® Financial, LC.	Peer Group Analysis Page III.12

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of September 30, 2020

			Portfolio Composition as a Percent of Assets

				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($ 000)
St. Landry Homestead FSB		LA
December 31, 2020			7.18%	44.46%	2.47%	2.14%	13.51%	3.00%	2.00%	55.49%	$0

All Non-MHC Public Thrifts
Averages			7.79%	28.12%	4.32%	11.13%	17.58%	11.17%	1.73%	67.07%	$9,686
Medians			6.76%	24.76%	4.15%	4.17%	15.52%	7.81%	0.21%	67.50%	$295

Comparable Group
Averages			9.63%	36.36%	3.33%	6.61%	13.85%	7.89%	1.03%	67.73%	$1,572
Medians			8.32%	31.66%	2.53%	5.17%	13.40%	7.32%	0.44%	67.92%	$366

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	6.76%	32.31%	6.77%	3.55%	21.57%	6.86%	0.16%	67.92%	$0
CNNB	Cincinnati Bancorp, Inc.	OH	2.39%	52.23%	1.35%	15.85%	11.59%	0.54%	0.13%	72.85%	$1,616
ESBK	Elmira Savings Bank	NY	0.91%	46.49%	2.06%	6.31%	9.50%	7.79%	5.16%	62.34%	$1,306
FFBW	FFBW, Inc.	WI	13.80%	20.68%	7.05%	10.21%	25.81%	8.30%	0.23%	78.23%	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	9.88%	26.70%	4.83%	7.93%	16.74%	15.44%	0.16%	NA	$0
HVBC	HV Bancorp, Inc.	PA	1.41%	56.23%	1.07%	0.67%	4.31%	19.31%	1.04%	54.53%	$1,127
IROQ	IF Bancorp, Inc.	IL	20.38%	18.45%	2.14%	14.72%	20.87%	14.98%	1.12%	NA	$731
MSVB	Mid-Southern Bancorp, Inc.	IN	10.84%	31.02%	2.92%	4.03%	12.09%	2.82%	0.65%	NA	$0
RNDB	Randolph Bancorp, Inc.	MA	6.49%	54.72%	4.44%	1.77%	14.71%	2.83%	1.62%	80.37%	$10,944
WVFC	WVS Financial Corp.	PA	23.46%	24.76%	0.65%	1.11%	1.27%	0.01%	0.02%	57.87%	$0

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	Peer Group Analysis Page III.13

Table 3.5
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of September 30, 2020 or the Most Recent Date Available.

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
St. Landry Homestead FSB		LA
December 31, 2020			22.5%	123.2%	4.9%	-6	-15	-7	-2	8	-4

All Non-MHC Public Thrifts
Average			11.9%	135.4%	7.2%	-15	-3	-5	-3	-5	-3
Median			10.5%	132.9%	7.2%	-10	-4	-5	-2	-4	-6

Comparable Group
Average			15.8%	116.6%	4.6%	-12	-3	-2	-10	-1	-6
Median			12.3%	112.0%	4.8%	-10	-2	1	-12	2	-7

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	22.9%	125.7%	4.0%	-24	-23	-2	-14	2	10
CNNB	Cincinnati Bancorp, Inc.	OH	17.1%	116.4%	5.5%	-10	1	3	-29	-18	0
ESBK	Elmira Savings Bank	NY	7.1%	102.5%	7.5%	-30	-30	15	8	-7	-10
FFBW	FFBW, Inc.	WI	35.9%	150.7%	4.8%	-2	26	-18	-5	5	6
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	9.4%	105.8%	4.9%	-29	22	-21	-14	9	-22
HVBC	HV Bancorp, Inc.	PA	7.3%	104.3%	4.8%	-11	23	5	NA	NA	-2
IROQ	IF Bancorp, Inc.	IL	11.5%	110.9%	3.2%	-2	1	11	-12	10	-10
MSVB	Mid-Southern Bancorp, Inc.	IN	22.4%	125.4%	3.2%	2	-27	-16	-2	-9	-14
RNDB	Randolph Bancorp, Inc.	MA	13.1%	112.6%	5.8%	-7	-5	3	-9	3	-12
WVFC	WVS Financial Corp.	PA	11.4%	111.4%	2.1%	-10	-15	-5	-16	-2	-4

NA=Change is greater than 100 basis points during the quarter.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, St. Landry Homestead’s interest rate risk characteristics were considered to be more favorable than the Peer Group’s measures. Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were higher than the comparable Peer Group ratios. Comparatively, the Peer Group maintained a slight advantage with respect to its slightly lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds will serve to further increase the comparative advantages reflected in the Bank’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for St. Landry Homestead and the Peer Group. In general, the comparative fluctuations in the Bank’s and the Peer Group’s ratios implied that the interest rate risk associated with the Bank’s net interest income was similar to the interest rate risk associated with Peer Group’s net interest income, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of St. Landry Bank’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s implied credit risk exposure was considered to be greater than Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Bank’s non-performing assets/assets and non-performing loans/loans ratios equaled 2.53% and 3.47%, respectively, versus comparable measures of 0.74% and 0.94% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt restructurings, which accounted for slightly more than 63% of the Bank’s non-performing assets at December 31, 2020. The Bank’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 57.44% and 169.47%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.99% for the Bank, versus 1.07% for the Peer Group. Net loan charge-offs were slightly higher for the Peer Group, as net loan charge-offs for the Bank equaled 0.02% of loans versus 0.07% of loans for the Peer Group.

RP® Financial, LC.	Peer Group Analysis Page III.15

Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of September 30, 2020

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
St. Landry Homestead FSB		LA
December 31, 2020			0.18%	2.53%	3.47%	1.99%	57.44%	53.24%	$34	0.02%

All Non-MHC Public Thrifts
Averages			0.04%	0.69%	0.55%	0.91%	1.16%	182.20%	158.17%	$2,583
Medians			0.01%	0.55%	0.38%	0.72%	1.20%	125.41%	126.86%	$268

Comparable Group
Averages			0.07%	0.74%	0.94%	1.07%	169.47%	125.41%	$262	0.07%
Medians			0.03%	0.60%	0.77%	1.16%	99.61%	95.12%	$26	0.01%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	0.33%	0.56%	0.31%	1.07%	337.30%	134.19%	$10	0.01%
CNNB	Cincinnati Bancorp, Inc.	OH	0.00%	0.54%	0.66%	0.86%	118.50%	118.50%	$0	0.00%
ESBK	Elmira Savings Bank	NY	0.04%	0.84%	1.04%	1.06%	99.61%	95.12%	$416	0.08%
FFBW	FFBW, Inc.	WI	0.00%	0.63%	0.88%	1.27%	143.87%	143.87%	-$26	-0.01%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.18%	1.11%	1.30%	1.27%	90.30%	75.98%	$1,447	0.41%
HVBC	HV Bancorp, Inc.	PA	0.00%	0.45%	0.54%	0.60%	84.54%	84.54%	$448	0.14%
IROQ	IF Bancorp, Inc.	IL	0.06%	0.24%	0.23%	1.24%	537.69%	369.45%	$268	0.05%
MSVB	Mid-Southern Bancorp, Inc.	IN	0.05%	1.37%	2.47%	1.35%	54.82%	53.00%	$14	0.01%
RNDB	Randolph Bancorp, Inc.	MA	0.02%	1.68%	1.94%	1.34%	58.62%	54.01%	$38	0.01%
WVFC	WVS Financial Corp.	PA	0.00%	0.00%	0.00%	0.67%	NA	NA	$0	0.00%

(1) NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2) NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3) Net loan chargeoffs are shown on a last twelve month basis.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan portfolio composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the OCC, the FRB and the FDIC specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

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The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in St. Landry Homestead’s operations and financial condition; (2) monitor St. Landry Homestead’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including St. Landry Homestead’s value, or St. Landry Homestead’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

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1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

■	Overall A/L Composition. In comparison to the Peer Group, the Bank’s interest-earning asset composition showed a slightly lower concentration of loans and a slightly higher concentration of cash and investments as a percent of assets. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a slightly higher yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. St. Landry Homestead’s funding composition reflected a slightly higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained a similar level of interest-earning assets and a lower level interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

■	Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were lower for the Bank, while the Bank maintained a higher level of loss reserves as a percent of loans. Net loan charge-offs were a slightly more significant factor for the Peer Group. As noted above, the Bank’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately negative factor in our adjustment for financial condition.

■	Balance Sheet Liquidity. The Bank operated with a slightly higher level of cash and investment securities relative to the Peer Group (28.89% of assets versus 27.16% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, based on the lower level of borrowings funding the Bank’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

■	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank. Total interest-bearing liabilities as a percent of assets were lower for the Bank compared to the Peer Group’s ratio, which was attributable to St. Landry Homestead’s higher capital position. Following the stock offering, the increase in the Bank’s capital position will further reduce the level of interest-bearing liabilities funding the Bank’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

■	Capital. The Bank currently operates with a higher equity-to-assets ratio than the Peer Group. Accordingly, following the stock offering, St. Landry Homestead’s pro forma capital position can be expected to further exceed the Peer Group's equity-to-assets ratio. The Bank’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Bank’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

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On balance, St. Landry Homestead’s balance sheet strength was considered similar to the Peer Group’s balance sheet strength and, thus, no adjustment was applied for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

■	Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis, as the Bank reported a net loss equal to 0.29% of average assets. Comparatively, the Peer Group’s ROAA on a reported basis equaled 0.82%. The Bank’s earnings reflected earnings advantages with respect to higher net interest income and lower operating expenses, which were more than offset by the Peer Group’s earnings advantages with respect to higher non-interest operating income, lower loan loss provisions and lower non-operating losses. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Bank’s reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

■	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings. In these measures, the Bank operated with a higher net interest income ratio, a lower operating expense ratio, a lower level of non-interest operating income and a higher level of loss provisions. The Bank’s higher ratio for net interest income and lower operating expense ratio translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.11x versus 0.84X for the Peer Group). Comparatively, the Bank’s efficiency ratio of 79.22% was less favorable than the Peer Group’s efficiency ratio of 72.65%. Loan loss provisions had a more significant impact on the Bank’s earnings (0.42% of average assets versus 0.18% of average assets for the Peer Group). Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will be less than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

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■	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group's net interest income to average assets ratios indicated that a similar degree of volatility was associated with the Bank’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Bank. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will further exceed the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

■	Credit Risk. Loan loss provisions were a larger factor in the Bank’s earnings (0.42% of average assets versus 0.18% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Bank maintained a slightly lower concentration of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group. Credit quality measures generally implied a higher degree of credit risk exposure for the Bank relative to the comparable credit quality measures for the Peer Group. Overall, RP Financial concluded that credit risk was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

■	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank maintained a slightly more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Bank. Second, the infusion of stock proceeds will provide the Bank with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Bank’s lower operating expense ratio were viewed as reviewed as respectively advantages for the Peer Group and the Bank to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

■	Return on Equity. Currently, the Bank’s core ROE is lower than the Peer Group’s ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will continue be less than the Peer Group’s return on equity ratio. Therefore, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, St. Landry Homestead’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

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3.	Asset Growth

Comparative 12-month asset growth rates for the Bank and the Peer Group showed a 2.83% increase in the Bank’s assets, versus a 10.85% increase in the Peer Group’s assets. Asset growth for the Bank consisted of cash and investments, which was largely offset by a decrease in loans. Comparatively, asset growth for the Peer Group was realized through loan growth and an increase in cash and investments. The Peer Group’s asset growth trends would tend to be viewed more favorably than the Bank’s asset growth trends, particularly given the higher yields generally earned on loans relative to cash and investments. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will significantly exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the Acadiana region of south-central Louisiana, the Bank serves a mostly suburban market area. St. Landry Parish, where the Company maintains its main office and largest branch presence, experienced a decline in population over the past five years. St. Landry Parish’s December 2020 unemployment rate was above the comparable unemployment rates for Louisiana and the U.S.

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The Peer Group companies generally operate in a mix of urban, suburban and rural markets, with the majority of the markets served by the Peer Group companies having larger populations compared to St. Landry Parish. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies showed a lesser decline in population than experienced by St. Landry Parish over the past five years. St. Landry Parish has a lower per capita income compared to the Peer Group’s average and median per capita income measures and the Peer Group’s primary market area counties were relatively more affluent markets within their respective states compared to St. Landry Parish which had a comparatively lower per capita income as a percent of Louisiana’s per capita income (54.4% versus 107.2% for the Peer Group average). The average and median deposit market shares maintained by the Peer Group companies were less than the Bank’s market share of deposits in St. Landry Parish. Overall, the degree of competition faced by the Peer Group companies was viewed to greater than faced by the Bank, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be stronger compared to the Bank’s primary market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was lower than the unemployment rate reflected for St. Landry Parish. On balance, we concluded that a slight downward adjustment was appropriate for the Bank’s market area.

Table 4.1
Market Area Unemployment Rates
St. Landry Homestead FSB and the Peer Group Companies(1)

	County	December 2020 Unemployment
St. Landry Homestead FSB - LA	St. Landry	7.5%

Peer Group Average		5.6%

CBM Bancorp, Inc. – MD	Baltimore	5.9
Cincinnati Bancorp, Inc. – OH	Hamilton	5.0
Elmira Savings Bank – NY	Chemung	6.7
FFBW, Inc. – WI	Waukesha	4.5
Home Federal Bancorp, Inc. of LA - LA	Caddo	7.7
HV Bancorp, Inc. - PA	Bucks	5.3
IF Bancorp, Inc. – IL	Iroquois	4.7
Mid-Southern Bancorp, Inc. – IN	Washington	3.6
Randolph Bancorp, Inc. – MA	Norfolk	6.4
WVS Financial Corp. – PA	Allegheny	6.3

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Five out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.74% to 4.90%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.20% as of February 5, 2021. Comparatively, as of February 5, 2021, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.36%

RP® Financial, LC.	VALUATION ANALYSIS
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While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on its higher pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $26.3 million to $102.9 million as of February 5, 2021, with average and median market values of $52.4 million and $46.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.7 million to 7.1 million, with average and median shares outstanding equaling 3.4 million and 3.0 million, respectively. The Bank’s stock offering is expected to have a pro forma market value that approximates the Peer Group’s median market value and shares outstanding that will be in the upper half of the Peer Group’s range of shares outstanding. Like all of the Peer Group companies, the Bank’s stock will be traded on the NASDAQ. Overall, we anticipate that the Bank’s public stock will have a comparable trading market compared to the stocks of the Peer Group companies and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as St. Landry Bank: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Louisiana. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
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A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 5, 2021.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks opened the second quarter of 2020 with a bruising sell-off after President Trump issued a warning on the coronavirus pandemic, which was followed by major U.S. stock indexes surging higher. News that New York recorded its first daily decline in Covid-19 deaths and the Federal Reserve’s commitment to provide an unprecedent level of support for the economy were noted factors that powered the stock market rally. The second week of April concluded with stocks posting their biggest week of gains since 1974. Stocks advanced a second consecutive week going into mid-April, as investors reacted to reports that an antiviral medicine was showing promise and the growing potential for the gradual reopening of the U.S. economy. Energy shares led stocks lower heading into the second half of April, as oil prices plunged below $0 a barrel. Promising news for a coronavirus drug and the Federal Reserve’s statement that it was in no hurry to end stimulus measures contributed to broader stock market gains through the end of April. Overall, April was the best month for stocks in decades, as the Dow Jones Industrial Average (“DJIA”) and S&P 500 posted respective gains of 11% and 13%. Comparatively, the NASDAQ was down 0.3% in April. Following a sell-off at the start of May, the broader stock market trended higher ahead of the April employment report and then rallied sharply higher with the release of the April employment report on May 8th. Stocks fell broadly the first few trading days the following week, as investors reacted to a sharp decline in the April consumer price index and the Federal Reserve’s grim assessment on how long it would take the U.S. economy to recover. Going into the second half of May, stocks surged higher on positive results reported by a drugmaker’s early study of a potential coronavirus vaccine and optimism that the U.S. economy would start to recover as all 50 states relaxed some of their coronavirus restrictions. Optimism about economies reopening and the potential development of a coronavirus vaccine continued to propel stock market gains in late-May and early-June. Stocks continued to surge higher to close out the first week of trading in June, as investors reacted to a surprisingly strong May employment report. The rebound in the broader stock market continued into the beginning of the second week of June, with the NASDAQ closing at a record high and the S&P 500 moving into positive territory for the year. Stocks closed out the second week of trading in June posting their worst weekly loss since March, as growing fears of a surge in coronavirus infections fueled a stock market route on June 11th. After Federal Reserve officials highlighted the pandemic’s potential to weaken the U.S. economy over the long-term, shares of banks and manufacturers were among the hardest hit stocks in the sell-off. A rebound in May retail sales and the Federal Reserve’s announcement that it would broaden its program to purchase bonds of U.S. companies translated into stocks rallying going into the second half of June, which was followed by a wavering stock market environment through multiple trading sessions as investors weighed a rise in coronavirus infections against signs of the U.S. economy recovering. A record number of new coronavirus cases in some large states fueled a late-June sell-off in the broader stock market, as investors reacted to reinstatement of lockdown measures by some of those states. Growing expectations for additional stimulus from the Federal Reserve contributed to stocks rallying to close out the second quarter, as U.S. stocks wrapped up their best quarter in more than 20 years. For the second quarter of 2020, the DJIA was up 18%, the S&P 500 was up 20% and the NASDAQ was up 31%.

RP® Financial, LC.	VALUATION ANALYSIS
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Stocks started out the third quarter of 2020 trading mixed ahead of the release of the June employment report and then rallied higher with the release of the June employment report, which showed the U.S. economy added more jobs than expected. Volatility prevailed in the broader stock market through mid-July, as investors weighed hopes of a Covid-19 vaccine after two companies received “fast track” designations for the development of their coronavirus vaccine candidates against a resurgence in Covid-19 positive cases that was providing for an uneven reopening of the U.S. economy. Stocks retreated heading into the last week of July, as the first weekly increase in new unemployment claims since March raised concerns that mounting coronavirus infections and a renewed wave of mandated lockdowns could slow an economic recovery. The broader stock market continued to trade unevenly in the final week of July, as investors reacted to mixed second quarter earnings reports by some large companies, a record decline in second quarter GDP and the Federal Reserve’s reiteration that it would continue to support the U.S. economy. Overall, technology stocks were the strongest performing stocks during July, as the NASDAQ closed out July at a new record high. Progress in Congressional negotiations for a new coronavirus relief package and initial weekly unemployment claims falling to their lowest level since the coronavirus hit the U.S. in March fueled stock market gains during the first week of August. The DJIA extended its winning streak to seven sessions on August 10th, as investors assessed the likelihood of another round of stimulus spending and the slowing pace of new coronavirus infections. Led by advances in technology shares, the broader stock market continued to surge higher through the second half of August with the NASDAQ and S&P 500 posting a number of new record highs. Overall, the month of August was the best month for U.S. stocks since April, with stimulus from the U.S. Government, signs of economic revival and progress toward a coronavirus vaccine fueling the gains in the broader stock market. An upbeat report on August manufacturing activity helped to extend the stock market rally into early-September, as the DJIA closed above 29000 for the first time since February. A sell-off in technology stocks led the stock market lower going into the second week of September, as NASDAQ fell into correction territory amid concerns that technology shares had become overvalued. Stocks rebounded heading into mid-September, as technology stocks led the broader stock market higher on large acquisitions announced by Oracle and Nvidia. A decline in oil and gold prices pressured economically sensitive shares lower going in the second half of September, which was followed by a one-day sell-off in technology shares as hopes for additional fiscal stimulus dimmed and investors continued to question the valuation of tech stocks. Stocks regained some lost ground in the final week of the third quarter, which was led by a rebound in economically sensitive shares.

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Stocks traded lower at the start of the fourth quarter of 2020, as investors reacted to the September employment report that showed job growth was less than expected. News of President Trump’s improving health propelled stocks higher at the beginning of the second week of October, which was followed by a one-day sell-off caused by a halt in negotiations for a new economic relief package. Stocks rallied higher following the one-day sell-off on revived hopes for a new stimulus deal, as Democratic and White House negotiators resumed negotiations for a coronavirus relief bill. Mixed earnings reports at the start of the third quarter earnings season pressured stocks lower going into mid-October. The sell-off in the broader stock market sharpened during the second half of October, as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Better-than-expected economic data for third quarter GDP growth and October manufacturing activity contributed to stocks rallying ahead of the election in early-November. The stock market rallied continued on Election Day and the following day, as Wall Street reacted to election results that indicated a Biden presidency gridlocked by a Republican-controlled Senate. News of promising results for two Covid-19 vaccines bolstered stock markets gains through the end of November, which included the DJIA closing above 30000 for the first time. Overall, for the month of November, the DJIA increased 12%, marking its best month since January 1987, while the NASDAQ and S&P 500 posted respective gains of 12% and 11%. Signs of progress on a stimulus relief package and the effectiveness rates for the forthcoming Covid-19 vaccines helped to sustain the broader stock market rally through the first week of December, with the NASDAQ and S&P 500 closing at new record highs. Stocks retreated going into mid-December, as negotiations over a coronavirus relief package stalled. As Congress neared a deal on a new coronavirus relief package, all three major U.S. stock indexes closed at record highs going into the second half of December. Stocks paused after closing at new record highs, as Covid-19 concerns overshadowed Congress’s approval of a coronavirus relief package. All three major U.S. stock indexes closed at record highs in the final week of 2020, as the rollout of the coronavirus vaccine and passage of a new stimulus package buoyed investors’ sentiment.

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A wave of new Covid-19 infections prompted a sell-off in the broader stock at the at the start of 2021, which was followed by stocks rallying higher on expectations that there would be a big boost in government spending under a Democrat-controlled Senate. Stocks fell in mid-January, as initial jobless claims posted their biggest weekly increase since the Covid-19 pandemic hit in March. After all three major U.S. stock indexes closed at record highs going into the second half of January, all three major U.S. stock indexes suffered their sharpest losses in late-January amid concerns about how effectively the Covid-19 vaccine was being distributed. Robust fourth quarter earnings posted by some large-cap stocks and a decline in initial jobless claims for a third straight week contributed to stocks rallying higher in the first week of February. On February 5, 2021, the DJIA closed at 31148.24, an increase of 7.0% from one year ago and an increase of 1.8% year-to-date, and the NASDAQ closed at 13856.30, an increase of 45.5% from one year ago and an increase of 7.5% year-to-date. The S&P 500 Index closed at 3886.83 on February 5, 2021, an increase of 16.8% from one year ago and an increase of 3.5% year-to-date.

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The market for thrift stocks has also experienced varied trends in recent quarters. Market volatility prevailed for financial institution stocks during the first two weeks of April 2020. Financial shares stocks spiked lower with the release of the March employment report, which was followed by bank and thrift stocks rebounding along with the broader stock market ahead of the start of first quarter earnings season. First quarter earnings reports posted by some of the big banks fueled a sell-off in financial shares in mid-April, as plunging profits due to significant increases in loan loss provisions sent a message that big banks were preparing for a bad recession and a flood of borrower defaults. Growing expectations of the U.S. economy gradually reopening helped financial stocks rebound along with the broader stock market at the end of April. Financial shares traded lower during the first half of May, amid uncertainty of how quickly the economy would rebound with the gradual easing of social distancing rules. Beaten down financial shares rebounded along with the broader stock market going in the second half of May, as investors reacted to promising early-stage results for a potential coronavirus vaccine and all 50 states had entered the initial phase of reopening the U.S. economy. Financial shares generally drifted lower at the end of May and the start of June, which was followed by thrift and bank shares surging higher with the release of the May employment report. Fears of a surge in coronavirus infections and statements from Federal Reserve officials concerning the potential long term impact that the pandemic would have on the U.S. economy prompted a sell-off in bank and thrift stocks going into the second half of June, as economically sensitive shares were particularly hard hit by the threat of a prolonged economic downturn. The roll back of federal regulations that placed curbs on swaps and investing contributed to a one-day rally in financial shares in late-June, which was followed by a sharp sell-off in bank and thrift shares on fears of possible reinstatement of lockdown measures in states that were experiencing an increase in COVID-19 cases. Financial shares participated in the broader stock market rally to close out the second quarter, although fell well short of the gains posted by the major stock U.S. indexes for the entire second quarter.

Financial shares pulled back in early-July 2020 amid a dramatic surge in confirmed coronavirus infections in the south and west regions of the U.S., which forced several states to pause or reverse plans to reopen businesses. Growing optimism of a Covid-19 vaccine being developed in the near term contributed to financial shares trading higher along with the broader stock market heading into mid-July, which was followed by a slight pullback in financial shares as big bank second quarter earnings reports warned of a protracted downturn for the U.S. economy. Financial shares traded unevenly throughout the second half of July, in light of uncertainty over the outlook for the U.S. economy and related impact on credit quality. After trading lower the first few trading days of August, financial shares participated in the broader stock market rally going into mid-August. Financial shares diverged from the broader stock market rally in the second half of August and into early-September, as economic uncertainty revolving around the Covid-19 pandemic weighed on the shares of economically sensitive stocks. After trading higher with the release of the better-than-expected employment report for August 2020, thrift stocks retreated in the second week of September. Financial shares edged higher at the conclusion of the Federal Reserve’s mid-September policy meeting, whereby the Federal Reserve pledged to support the economic recovery by setting a higher bar to raise interest rates and by signaling it expected to hold rates near zero for at least three more years. The sell-off in economically sensitive shares going into the second half of September translated into market losses for bank and thrift stocks, which was followed by an uptick in financial shares at the close of the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

The positive trend in thrift stocks continued through the first two weeks of October 2020, as economically sensitive stocks climbed on hopes for passage of a new coronavirus stimulus bill. Despite better-than-expected third quarter earnings results posted by some big banks at the start of the third quarter earnings season, financial shares traded lower in mid-October. Financial shares rallied going into late-October, as news that weekly initial jobless claims fell by 55,000 pushed the 10-year Treasury yield up to 0.85%. Financial shares sold-off along with the broader stock market during the last week of October, as rising coronavirus cases shook investors’ confidence in the economic recovery. Financial shares also participated in the broader stock market rally during the first two trading days of November and on Election Day, but then diverged from the broader stock market rally the day following the election as investors bet that the election results and a potentially long period of vote counting would delay and potentially reduce another round of stimulus. Amid building hopes that drug-makers were on the brink of pushing out vaccines effective enough to fight the coronavirus, economically sensitive stocks, such as bank stocks, were among the strongest performing sectors for the balance of November. After trading lower on last day of November, the positive trend in thrift stocks resumed through the first half of December on signs of a progress in negotiations over a coronavirus relief package. Amid a surge in coronavirus infections and the Federal Reserve leaving its benchmark interest rate near zero, thrift shares edged lower going into final week of 2020 and then rebounded in the last week of 2020 after President Trump signed a Covid-19 relief bill.

Thrift shares traded flat at the start of 2021 and then rallied higher in the second week of January on expectations of additional stimulus after Democrats took control of the Senate. Thrift shares reversed course and trended lower in the second half of January on concerns over the lingering economic impact of the coronavirus and related impact on loan demand and credit quality. A decline in coronavirus cases across the U.S. helped thrift shares to rebound in the first week of February. On February 5, 2021, the SNL Thrift Index for all publicly-traded thrifts closed at 851.8, a decrease of 5.2% from one year ago and an increase of 4.3% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, there have been no standard conversions completed during the past three months and two standard conversion offerings have been completed during the past twelve months. Both standard conversion offerings were completed in October 2020, one of which was significantly larger than St. Landry Homestead and one of which was significantly smaller than St. Landry Homestead. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 61.8%. On average, the two standard conversion offerings reflected price appreciation of 12.4% after the first week of trading. As of February 5, 2021, the two recent standard conversion offerings reflected an average stock price increase of 30.9% from their IPO prices.

RP® Financial, LC.	Valuation Analysis

IV.16

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 12 Months

			Pre-Conversion Data								Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
Institutional Information			Financial Info.		Asset Quality		Offering Information				Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/5/2021	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Eastern Bankshares, Inc., MA*	10/15/20	EBC-NASDAQ	$ 13,997	12.10%	0.04%	211%	$ 1,797.1	100%	118%	1.6%	S	4.0%	8.0%	4.0%	10.0%	0.1%	0.00%	65.0%	22.8x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$13.62	36.2%	$16.18	61.8%
Systematic Savings Bank, MO	10/14/20	SSSB-OTCPink	$ 40	12.64%	8.00%	NM	$ 6.0	100%	132%	14.3%	N.A.	N.A.	0.0%	0.0%	0.0%	18.0%	0.00%	58.6%	46.5x	13.2%	0.3%	22.5%	1.3%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%

		Averages - Standard Conversions:	$ 7,018	12.37%	4.02%	211%	$ 901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$13.09	30.9%
		Medians - Standard Conversions:	$ 7,018	12.37%	4.02%	211%	$ 901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$13.09	30.9%

Second Step Conversions
Affinity Bancshares, Inc., GA	1/21/21	AFBI-NASDAQ	$ 888	8.93%	0.56%	154%	$ 37.0	54%	132%	4.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.5%	0.00%	75.3%	17.6x	7.5%	0.4%	10.2%	3.6%	$10.00	$10.85	8.5%	$10.75	7.5%	$10.75	7.5%	$10.75	7.5%
Generations Bancorp NY, Inc.	1/13/21	GBNY-NASDAQ	$ 368	8.10%	1.08%	54%	$ 14.8	60%	98%	8.8%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	61.7%	15.0x	6.5%	0.4%	10.5%	4.0%	$10.00	$10.05	0.5%	$9.56	-4.4%	$9.74	-2.6%	$9.74	-2.6%

		Averages - Second Step Conversions:	$ 628	8.52%	0.82%	104%	$ 25.9	57%	115%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%	68.5%	16.3x	7.0%	0.4%	10.3%	3.8%	$10.00	$10.45	4.5%	$10.16	1.6%	$10.25	2.5%	$10.25	2.5%
		Medians - Second Step Conversions:	$ 628	8.52%	0.82%	104%	$ 25.9	57%	115%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%	68.5%	16.3x	7.0%	0.4%	10.3%	3.8%	$10.00	$10.45	4.5%	$10.16	1.6%	$10.25	2.5%	$10.25	2.5%

Mutual Holding Companies

		Averages - All Conversions:	$ 3,823	10.44%	2.42%	139%	$ 463.7	78%	120%	7.2%	N.A.	N.A.	6.0%	3.0%	7.5%	6.2%	0.00%	65.1%	23.6x	9.8%	0.4%	15.5%	2.8%	$10.00	$10.76	7.6%	$10.70	7.0%	$11.03	10.3%	$11.67	16.7%
		Medians - All Conversions:	$ 628	10.52%	4.02%	154%	$ 25.9	80%	125%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%	63.4%	20.2x	9.8%	0.4%	14.8%	3.0%	$10.00	$10.45	4.5%	$10.38	3.8%	$10.38	3.8%	$10.38	3.8%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	2/5/2021

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

C.	The Acquisition Market

Also considered in the valuation was the potential impact on St. Landry Homestead’s stock price of recently completed and pending acquisitions of other financial institutions operating in Louisiana. As shown in Exhibit IV-4, there were eleven acquisitions of Louisiana banks and thrifts completed from the beginning of 2017 through February 5, 20221, and there are currently two pending acquisitions for Louisiana banks. The recent acquisition activity involving Louisiana financial institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence St. Landry Homestead’s’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in St. Landry Homestead’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

St. Landry Homestead’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. During the past year, the Bank hired a new President and Chief Executive Officer to facilitate implementation of the Bank’s strategic plan. Exhibit IV-5 provides summary resumes of St. Landry Homestead’s Board of Directors and senior management. While the Bank does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. St. Landry Homestead currently does not have any executive management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted FDIC insured institution, St. Landry Homestead will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OCC i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Company’s pro forma earnings reflect a net loss on both a reported and core earnings basis, the P/E approach was less meaningful for the Company’s valuation.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E approach, which were not meaningful (“NM”) and the P/A approach. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of February 5, 2021, the pro forma market value of St. Landry Homestead’s conversion stock was $38,500,000 at the midpoint, equal to 3,850,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

1.          Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled a net loss of $684,000 for the twelve months ended December 31, 2020. In deriving St. Landry Homestead’s core earnings, the adjustments made to reported earnings were to eliminate the losses on REO of $287,000 and the prepayment penalties on FHLB advances of $1.510 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 21.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $736,000 for the twelve months ended December 31, 2020.

Amount
($000)
Net income(loss)	$(684)
Add: Prepayment penalties on FHLB advances	1,193
Add: Loss on REO(1)	227
Core earnings estimate	$736

(1)	Tax effected at 21.0%.

Based on the Bank’s pro forma reported and core earnings net losses at the midpoint, the Company’s pro forma reported and core P/E multiples were not meaningful “(NM”). Comparatively, the Peer Group’s average reported and core P/E multiples equaled 12.03 times and 12.04 times, respectively (see Table 4.3). The Peer Group’s median reported and core earnings multiples equaled 10.73 times and 10.30 times, respectively.

2.          Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $38.5 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 46.34%. In comparison to the average P/B and P/TB ratios for the Peer Group of 90.84% and 92.70%, the Bank’s ratios reflected a discount of 48.99% on a P/B basis and a discount of 50.01% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 92.53% and 92.73%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 49.92% and 50.03%, respectively. At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 54.23%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 40.30% and 41.50%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 41.39% and 41.52%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the Bank’s NM pro forma reported and core P/E multiples.

RP® Financial, LC.	VALUATION ANALYSIS

IV.21

Table 4.3

Market Pricing Versus Peer Group

St. Landry Homestead FSB

As of February 5, 2021

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
St. Landry Homestead FSB		LA
Super Maximum			$10.00	$50.92	$(0.06)	$18.44	NM		54.23%	19.00%	54.23%	NM		$0.00	0.00%	0.00%	$268	35.05%	35.05%	2.12%	-0.64%	-1.82%	-0.11%	-0.31%
Maximum			$10.00	$44.28	$(0.04)	$19.90	NM		50.25%	16.89%	50.25%	NM		$0.00	0.00%	0.00%	$262	33.61%	33.61%	2.16%	-0.61%	-1.82%	-0.07%	-0.21%
Midpoint			$10.00	$38.50	$(0.02)	$21.58	NM		46.34%	14.97%	46.34%	NM		$0.00	0.00%	0.00%	$257	32.31%	32.31%	2.21%	-0.58%	-1.80%	-0.03%	-0.09%
Minimum			$10.00	$32.73	$0.02	$23.85	NM		41.93%	12.98%	41.93%	NM		$0.00	0.00%	0.00%	$252	30.96%	30.96%	2.25%	-0.54%	-1.75%	0.02%	0.07%

All Non-MHC Public Thrifts(6)
Averages			$23.33	$601.07	$1.85	$19.90	13.96	x	103.63%	12.92%	114.74%	13.98	x	$0.43	2.36%	47%	$5,167	12.62%	11.78%	0.69%	0.84%	6.91%	0.87%	7.23%
Median			$15.28	$192.19	$0.87	$15.86	12.66	x	94.14%	11.60%	100.75%	13.14	x	$0.32	2.21%	36%	$1,791	11.51%	10.33%	0.55%	0.76%	5.88%	0.78%	6.15%

All Non-MHC State of LA(6)
Averages			$29.09	$45.46	$2.10	$29.74	10.73	x	95.50%	9.18%	95.50%	13.82	x	$0.66	2.27%	24%	$542	9.43%	9.43%	1.11%	0.80%	7.72%	0.76%	7.37%
Medians			$29.09	$45.46	$2.10	$29.74	10.73	x	95.50%	9.18%	95.50%	13.82	x	$0.66	2.27%	24%	$542	9.43%	9.43%	1.11%	0.80%	7.72%	0.76%	7.37%

Comparable Group
Averages			$16.64	$52.42	$1.33	$18.26	12.03	x	90.84%	14.66%	92.70%	12.04	x	$0.21	1.20%	16.44%	$447	16.01%	15.83%	0.72%	0.82%	6.81%	0.82%	6.83%
Medians			$15.70	$46.74	$1.22	$16.88	10.73	x	92.53%	12.30%	92.73%	10.30	x	$0.06	0.37%	9.20%	$420	12.32%	12.32%	0.59%	0.63%	5.99%	0.61%	6.06%

Comparable Group
CBMB	CBM Bancorp, Inc.	MD	$13.95	$48.02	$0.17	$14.34	NM		97.29%	22.31%	97.29%	NM		$0.00	0.00%	0.00%	$232	22.94%	22.94%	0.55%	0.32%	1.27%	0.27%	1.07%
CNNB	Cincinnati Bancorp, Inc.	OH	$11.96	$35.59	$0.61	$13.35	19.93	x	89.56%	15.34%	89.97%	19.71	x	$0.00	0.00%	0.00%	$232	17.13%	17.07%	0.54%	0.77%	6.10%	0.78%	6.17%
ESBK	Elmira Savings Bank	NY	$12.24	$43.12	$1.09	$17.01	10.29	x	71.03%	6.69%	89.11%	10.30	x	$0.60	4.90%	57.14%	$674	8.90%	7.20%	0.84%	0.60%	6.42%	0.60%	6.44%
FFBW	FFBW, Inc.	WI	$10.42	$74.11	NA	$13.32	NM		78.24%	28.10%	78.28%	NM		$0.00	0.00%	0.00%	$286	35.92%	35.90%	0.63%	0.63%	2.41%	0.63%	2.41%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$29.09	$45.46	$2.10	$29.74	10.73	x	95.50%	9.18%	95.50%	NM		$0.66	2.27%	24.17%	$542	9.43%	9.43%	1.11%	0.80%	7.72%	0.76%	7.37%
HVBC	HV Bancorp, Inc.	PA	$16.81	$33.81	$1.87	$16.75	8.76	x	100.35%	7.36%	100.35%	9.01	x	$0.00	0.00%	0.00%	$508	7.33%	7.33%	0.49%	1.02%	11.87%	0.99%	11.54%
IROQ	IF Bancorp, Inc.	IL	$20.50	$66.43	$1.34	$25.78	12.58	x	78.23%	9.31%	78.23%	NM		$0.30	1.46%	18.40%	$726	11.51%	11.51%	0.24%	0.64%	5.57%	0.59%	5.10%
MSVB	Mid-Southern Bancorp, Inc.	IN	$16.24	$48.50	$0.35	$15.20	NM		106.86%	23.91%	106.86%	NM		$0.12	0.74%	24.32%	$218	22.38%	22.38%	1.19%	0.56%	2.36%	0.52%	2.20%
RNDB	Randolph Bancorp, Inc.	MA	$20.00	$102.86	$3.28	$17.19	6.60	x	116.38%	15.28%	116.38%	6.11	x	$0.00	0.00%	0.00%	$723	13.13%	13.13%	1.57%	2.30%	18.55%	2.49%	20.05%
WVFC	WVS Financial Corp.	PA	$15.15	$26.33	$1.22	$19.94	15.30	x	75.00%	9.08%	75.00%	15.10	x	$0.40	2.64%	40.40%	$332	11.42%	11.42%	0.00%	0.59%	5.88%	0.60%	5.96%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

3.         Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $38.5 million midpoint of the valuation range, the Bank’s value equaled 14.97% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.66%, which implies a premium of 2.11% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.30%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 21.71%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the two most recent standard conversion offerings were completed in October 2020. In comparison to the 61.80% average closing forma P/TB ratio of the two recent standard conversions, the Bank’s P/TB ratio of 46.34% at the midpoint value reflects an implied discount of 25.02%. At the top of the super maximum, the Bank’s P/TB ratio of 54.23% reflects an implied discount of 12.25% relative to the recent standard conversions average P/TB ratio at closing.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 5, 2021, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $38,500,000 at the midpoint, equal to 3,850,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $32,725,000 and a maximum value of $44,275,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,272,500 at the minimum and 4,427,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $50,916,250 without a resolicitation. Based on the $10.00 per share offering price, the super range value would result in total shares outstanding of 5,091,625. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, Sales and Repayments

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Southwest and Southeast Thrift Institutions

III-3	Public Market Pricing of Mid-Atlantic, Midwest and New England Thrift Institutions

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of February 5, 2021

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of February 5, 2021

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

St. Landry Homestead Federal Savings Bank

Map of Office Locations

Exhibit I-1
St. Landry Homestead Federal Savings Bank
Map of Office Locations

EXHIBIT I-2

St. Landry Homestead Federal Savings Bank

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

St. Landry Homestead Federal Savings Bank
Key Operating Ratios

Exhibit I-3
St. Landry Homestead Federal Savings Bank
Key Operating Ratios

	At December 31,
	2020	2019
	(Dollars in thousands)
Selected Operating Data:
Total interest income	$8,490	$8,968
Total interest expense	1,705	1,907
Net interest income	6,785	7,061
Provision for loan losses	985	75
Net interest income after provision for loan losses	5,800	6,986
Total non-interest income	966	954
Total non-interest expense	7,914	6,268
Income (loss) before income taxes	(1,148)	1,672
Income taxes	(464)	334
Net (loss) income	$(684)	$1,338

Selected Performance Ratios:(1)
Average yield on interest-earning assets	3.90%	4.31%
Average rate on interest-bearing liabilities	1.09%	1.24%
Average interest rate spread(2)	2.81%	3.07%
Net interest margin(2)	3.12%	3.39%
Average interest-earning assets to average interest-bearing liabilities	138.83%	135.07%
Net interest income after provision for loan losses to non-interest expense	73.29%	111.46%
Total non-interest expense to average assets	3.40%	2.83%
Efficiency ratio(3)	102.10%	78.20%
Return on average assets (ratio of net income to average total assets)	-0.29%	0.60%
Return on average equity (ratio of net income to average equity)	-1.33%	2.67%

Exhibit I-3 (continued)
St. Landry Homestead Federal Savings Bank
Key Operating Ratios

	At or For the Year Ended December 31,
	2020	2019
Asset Quality Ratios:(4)
Non-accrual loans as a percent of total loans outstanding	0.85%	0.97%
Non-performing assets as a percent of total assets(5)	0.93%	1.31%
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	2.60%	1.97%
Allowance for loan losses as a percent of total loans outstanding	1.99%	1.27%
Allowance for loan losses as a percent of non-performing loans	180.74%	114.55%
Net charge-offs to average loans receivable	0.02%	0.08%

Capital Ratios:(4)
Common equity Tier 1 capital (to risk-weighted assets)	40.99%	40.07%
Tier 1 leverage (core) capital (to adjusted tangible assets)	21.09%	23.23%
Tier 1 risk-based capital (to risk-weighted assets)	40.99%	40.07%
Total risk-based capital (to risk-weighted assets)	42.42%	41.32%
Average equity to average assets	22.09%	22.62%

Other Data:
Banking offices	5	4
Full-time equivalent employees	52	48

(1)	With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-4

St. Landry Homestead Federal Savings Bank
Investment Portfolio Composition

Exhibit I-4
St. Landry Homestead Federal Savings Bank
Investment Portfolio Composition

	December 31,
	2020		2019
	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Securities available-for-sale:
Mortgage-backed securities	$15,968	$16,140	$9,236	$9,230
U.S. Government and agency obligations	2,000	1,961	5,000	4,991
Municipal obligations	2,628	2,629	--	--
Total securities available-for-sale	20,596	20,730	14,236	14,221

Securities held to maturity:
Mortgage-backed securities	--	--	--	--
U.S. Government and agency obligations	17,034	17,006	13,000	12,866
Municipal obligations	489	499	129	129
Total securities held to maturity	17,523	17,505	13,129	12,995
Total investment securities	$38,119	$38,235	$27,365	$27,216

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-5

St. Landry Homestead Federal Savings Bank
Yields and Costs

Exhibit I-5
St. Landry Homestead Federal Savings Bank
Yields and Costs

		Year Ended December 31,
		2020			2019
	Yield/Rate at December 31, 2020	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.65%	$158,909	$7,827	4.93%	$161,568	$7,943	4.92%
Investment securities	2.21	34,663	568	1.64	30,914	688	2.22
Other interest-earning assets	0.25	24,038	95	0.39	15,520	337	2.17
Total interest-earning assets	3.76	217,610	8,490	3.90	208,002	8,968	4.31
Non-interest-earning assets		15,056			13,576
Total assets		$232,666			$221,578
Interest-bearing liabilities:
Savings, NOW and money market accounts	0.18	65,833	191	0.29	59,804	315	0.53
Certificates of deposit	0.81	66,525	729	1.10	69,195	797	1.15
Total deposits	0.49	132,358	920	0.69	128,999	1,112	0.86
FHLB advances	0.93 (2)	24,382	785	3.22	25,000	795	3.18
Total interest-bearing liabilities	0.52	156,740	1,705	1.09	153,999	1,907	1.24
Non-interest-bearing liabilities		24,533			17,461
Total liabilities		181,273			171,460
Retained earnings		51,393			50,118
Total liabilities and retained earnings		$232,666			$221,578
Net interest-earning assets	3.24%	$60,870			$54,003
Net interest income; average interest rate spread			$6,785	2.81%		$7,061	3.07%
Net interest margin(3)				3.12%			3.39%
Average interest-earning assets to average interest-bearing liabilities				138.83%			135.07%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)	Contractual rate at December 31, 2020.

(3)	Equals net interest income divided by average interest-earning assets.

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-6

St. Landry Homestead Federal Savings Bank
Loan Loss Allowance Activity

Exhibit I-6
St. Landry Homestead Federal Savings Bank
Loan Loss Allowance Activity

	At or for the Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Total loans outstanding at end of period	$151,800	$163,653
Total non-accrual loans at end of period	1,292	1,589
Total non-performing loans at end of period	1,672	1,808

Average loans outstanding:
One- to four-family residential	107,585	115,084
Commercial real estate	30,713	26,299
Construction and land	6,922	8,635
Multi-family residential	5,147	5,082
Farmland	57	65
Consumer	4,973	5,625
Commercial and industrial	5,784	2,840
Total average loans outstanding	$161,181	$163,630

Allowance for loan losses, beginning of period	$2,071	$2,125
Provision for loan losses	985	75
Charge-offs:
One- to four-family residential	84	200
Commercial real estate	--	--
Construction and land	--	3
Multi-family residential	1	--
Farmland	--	--
Consumer	40	31
Commercial and industrial	15	1
Total charge-offs	140	235
Recoveries on loans previously charged-off:
One- to-four-family residential	67	80
Commercial real estate	--	--
Construction and land	--	9
Multi-family residential	1	--
Farmland	--	--
Consumer	23	14
Commercial and industrial	15	3
Total recoveries	106	106
Net charge offs	34	129
Allowance for loan losses, end of period	$3,022	$2,071
Allowance for loan losses as a percent of non-performing loans	180.74%	114.55%

Allowance for loan losses as a percent of total loans outstanding	1.99%	1.27%
Allowance for loan losses as a percent of total non-accrual loans	233.9%	130.3%
Ratio of net charge-offs during the period to average loans outstanding during the period	0.02%	0.08%

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-7

St. Landry Homestead Federal Savings Bank
Interest Rate Risk Analysis

Exhibit I-7
St. Landry Homestead Federal Savings Bank
Interest Rate Risk Analysis

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
(Dollars in thousands)
300bp	$7,485	$144	2.50%
200	7,548	207	3.60
100	7,425	84	1.50
Static	7,185	(156)	-2.70
(50)	7,034	(307)	-5.40
(100)	6,911	(430)	-7.50
(200)	6,888	(453)	-7.90

Change in Interest Rates	Net Portfolio Value			NPV as % of Portfolio Value of Assets
In Basis Points (Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300bp	$52,540	$(1,449)	-2.7%	24.8%	0.8%
200	52,646	(1,343)	-2.5	24.1	0.1
100	53,889	(100)	-0.2	24.4	0.4
Static	53,989			24.0
(50)	51,770	(2,219)	-4.1	22.7	-1.3
(100)	50,356	(3,633)	-6.7	21.9	-2.1
(200)	50,309	(3,680)	-6.8	21.8	-2.2

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-8

St. Landry Homestead Federal Savings Bank
Fixed and Adjustable Rate Loans

Exhibit I-8
St. Landry Homestead Federal Savings Bank
Fixed and Adjustable Rate Loans

The following table shows the dollar amount of our loans at December 31, 2020, due after December 31, 2021, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2020
	(In thousands)
One- to four-family residential	$20,274	$79,122	$99,396
Commercial real estate	6,659	22,302	28,961
Construction and land	1,704	1,226	2,930
Multi-family residential	401	4,400	4,801
Farmland	26	27	53
Consumer	2,136	2,008	4,144
Commercial and industrial	5,820	--	5,820
Total	$37,020	$109,085	$146,105

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-9

St. Landry Homestead Federal Savings Bank
Loan Portfolio Composition

Exhibit I-9
St. Landry Homestead Federal Savings Bank
Loan Portfolio Composition

	December 31,
	2020		2019
	Amount	%	Amount	%
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$99,869	65.8%	$112,616	68.8%
Commercial real estate	30,304	20.0	28,840	17.6
Construction and land	5,538	3.6	8,306	5.1
Multi-family residential	4,801	3.2	5,492	3.4
Farmland	53	--	61	--
Total real estate loans	140,565	92.6	155,315	94.9
Other loans:
Consumer	4,499	3.0	5,477	3.3
Commercial and industrial	6,736	4.4	2,861	1.7
Total other loans	11,235	7.4	8,338	5.1
Total loans	151,800	100.0%	163,653	100.0%
Less: Allowance for loan losses	(3,022)		(2,071)
Net loans	$148,778		$161,582

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-10

St. Landry Homestead Federal Savings Bank
Contractual Maturity by Loan Type

Exhibit I-10
St. Landry Homestead Federal Savings Bank
Contractual Maturity by Loan Type

	One- to Four- Family Residential	Commercial Real Estate	Construction and Land	Multi-Family Residential	Farmland	Consumer	Commercial and Industrial	Total
	(In thousands)
Amounts due after December 31, 2020 in:
One year or less	$473	$1,343	$2,608	$--	$--	$355	$916	$5,695
After one year through two years	322	2,908	48	31	--	407	3,534	7,250
After two years through three years	958	2,036	197	--	--	789	396	4,376
After three years through five years	1,882	1,961	404	557	26	1,422	1,312	7,564
After five years through ten years	12,565	6,347	1,386	--	--	1,068	275	21,641
After ten years through 15 years	23,359	5,578	497	2,393	27	256	39	32,149
After 15 years	60,310	10,131	398	1,820	--	202	264	73,125
Total	$99,869	$30,304	$5,538	$4,801	$53	$4,499	$6,736	$151,800

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-11

St. Landry Homestead Federal Savings Bank
Loan Originations, Purchases, Sales and Repayments

Exhibit I-11
St. Landry Homestead Federal Savings Bank
Loan Originations, Purchases, Sales and Repayments

	Year Ended December 31,
	2020	2019
	(In thousands)
Loan originations:
One- to four-family residential	$3,793	$7,601
Commercial real estate	1,322	6,449
Construction and land	2,349	3,576
Multi-family residential	--	1,675
Farmland	--	--
Consumer	2,302	3,133
Commercial and industrial	8,581	1,910
Total loan originations	18,347	24,344
Loans purchased	1,250	3,100
Loans sold	--	--
Loan principal repayments	(33,166)	(25,446)
Total loans sold and principal repayments	(33,166)	(25,446)
Increase or (decrease) due to other items, net(1)	765	(1,332)
Net increase (decrease) in total loans	$(12,804)	$666

(1)	Other items consist of loans in process, deferred fees, the allowance for loan losses and the transfer of loans to real estate owned.

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-12

St. Landry Homestead Federal Savings Bank
Non-Performing Assets

Exhibit I-12
St. Landry Homestead Federal Savings Bank
Non-Performing Assets

	December 31,
	2020	2019
	(Dollars in thousands)
Non-accruing loans:
One- to four-family residential	$1,241	$1,412
Commercial real estate	--	--
Construction and land	47	49
Multi-family residential	--	122
Farmland	--	--
Consumer	--	--
Commercial and industrial	4	6
Total non-accruing loans	1,292	1,589
Accruing loans 90 days or more past due:
One- to four-family residential	367	213
Commercial real estate	--	--
Construction and land	--	--
Multi-family residential	--	--
Farmland	--	--
Consumer	13	6
Commercial and industrial	--	--
Total accruing loans 90 days or more past due	380	219
Total non-performing loans	1,672	1,808
Real estate owned	415	1,059
Total non-performing assets	2,087	2,867
Performing troubled debt restructurings	$3,625	$1,284
Total non-performing assets and performing TDRs	$5,676	$3,778
Total loans outstanding	$151,800	$163,653
Total assets outstanding	$224,652	$218,473
Total non-accruing loans as a percentage of total loans outstanding	0.85%	0.97%
Total non-performing loans as a percentage of total loans outstanding	1.10%	1.10%
Total non-performing loans as a percentage of total assets	0.74%	0.83%
Total non-performing assets as a percentage of total assets	0.93%	1.31%

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-13

St. Landry Homestead Federal Savings Bank
Deposit Composition

Exhibit I-13
St. Landry Homestead Federal Savings Bank
Deposit Composition

	December 31,
	2020		2019
	Amount	%	Amount	%
	(Dollars in thousands)
Certificate accounts:
0.00% - 0.99%	$46,672	28.36%	$21,975	15.52%
1.00% - 1.99%	21,502	13.06	25,488	18.00
2.00% - 2.99%	1,167	0.71	17,441	12.31
3.00% or more	--	--	--	--
Total certificate accounts	69,341	42.13	64,904	45.83

Transaction accounts:
Savings	22,209	13.49%	19,180	13.54%
Checking:
Interest bearing	30,890	18.77	26,421	12.31
Non-interest bearing	26,169	15.90	17,438	18.66
Money market	15,989	9.71	13,686	9.66
Total transaction accounts	95,257	57.87	76,725	54.17
Total deposits	$164,598	100.00%	$141,629	100.00%

Source: CatalystBancorp’s prospectus.

EXHIBIT I-14

St. Landry Homestead Federal Savings Bank
Maturity of Time Deposits

Exhibit I-14
St. Landry Homestead Federal Savings Bank
Maturity of Time Deposits

	Balance at December 31, 2020 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2021	2022	2023	Thereafter	Total
	(In thousands)
0.00% - 0.99%	$37,722	$8,443	$309	$198	$46,672
1.00% - 1.99%	15,348	3,196	901	2,057	21,502
2.00% - 2.99%	162	1,005	--	--	1,167
3.00% - or more	--	--	--	--	--
Total certificate accounts	$53,232	$12,644	$1,210	$2,255	$69,341

Source: Catalyst Bancorp’s prospectus.

EXHIBIT I-15

St. Landry Homestead Federal Savings Bank
Borrowing Activity

Exhibit I-15
St. Landry Homestead Federal Savings Bank
Borrowing Activity

	At or For the Year Ended December 31,
	2020	2019
	(Dollars in thousands)
FHLB advances and other borrowings:
Average balance outstanding	$24,382	$25,000
Maximum amount outstanding at any month-end during the period	25,000	25,000
Balance outstanding at end of period	8,838	25,000
Average interest rate during the period	3.22%	3.18%
Weighted average interest rate at end of period	0.93%	3.18%

(1)	Reflects the contractual rate of FHLB advances at December 31, 2020.

Source: Catalyst Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
St. Landry Homestead Federal Savings Bank
Description of Office Properties

Description/Address	Net Book Value of Property	Amount of Deposits
	(In thousands)
Main Office:

235 N. Court Street Opelousas, Louisiana 70570	$1,413	$138,554

Branch Offices:

840 E. Laurel Avenue Eunice, Louisiana 70535	275	15,722

341 Saizan Avenue Port Barre, Louisiana 70577	780	6,738

231 Harry Guilbeau Road Opelousas, Louisiana 70570(1)	1,711	3,140

800 Veterans Drive Carencro, Louisiana 70520(2)	1,310	444

Total	$5,489	$164,598

(1)	Opened in July 2019.

(2)	Opened in October 2020.

Source: Catalyst Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Note	One Year T-Note	10 Year T-Note
2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%
As of February 5, 2021		3.25%	0.03%	0.06%	1.19%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 5, 2021

										As of February 5, 2021
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$888	3	Dec	4/27/17	$10.75	$74
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$13,382	1	Jun	3/14/05	$43.95	$2,595
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$499	3	Dec	1/8/96	$2.21	$41
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,487	54	Sep	3/31/99	$12.65	$1,711
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$673	7	Mar	10/24/94	$8.90	$27
CBMB	CBM Bancorp, Inc.	NASDAQCM	MA	Baltimore	MD	$232	4	Dec	9/27/18	$13.95	$48
CNNB	Cincinnati Bancorp, Inc.	NASDAQCM	MW	Cincinnati	OH	$232	6	Dec	10/14/15	$11.96	$36
ESBK	Elmira Savings Bank	NASDAQCM	MA	Elmira	NY	$674	12	Dec	3/1/85	$12.24	$43
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,894	23	Sep	4/3/07	$15.59	$157
FFBW	FFBW, Inc.	NASDAQCM	MW	Brookfield	WI	$286	7	Dec	10/10/17	$10.42	$74
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$1,565	12	Dec	1/29/15	$15.71	$149
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	$29,476	159	Dec	4/30/97	$45.06	$2,373
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,055	23	Dec	7/9/12	$58.85	$253
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	#VALUE!	11	Dec	7/10/06	$9.74	$24
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$4,428	29	Dec	6/29/16	$11.32	$616
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$2,719	10	Dec	12/13/88	$236.30	$505
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$898	14	Dec	6/30/94	$19.00	$91
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$542	8	Jun	1/18/05	$29.09	$45
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$508	5	Dec	1/11/17	$16.81	$34
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$726	8	Jun	7/7/11	$20.50	$66
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,310	49	Jun	2/23/05	$10.65	$922
EBSB	Meridian Bancorp, Inc.	NASDAQGS	NE	Peabody	MA	$6,567	43	Dec	1/22/08	$15.91	$799
MSVB	Mid-Southern Bancorp, Inc.	NASDAQCM	MW	Salem	IN	$218	3	Dec	4/8/98	$16.24	$48
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	$54,932	239	Dec	11/23/93	$10.41	$4,829
NFBK	Northfield Bancorp, Inc.	NASDAQGS	MA	Woodbridge	NJ	$5,589	38	Dec	11/7/07	$13.22	$690
NWBI	Northwest Bancshares, Inc.	NASDAQGS	MA	Warren	PA	$13,789	171	Dec	11/4/94	$13.17	$1,673
PCSB	PCSB Financial Corporation	NASDAQCM	MA	Yorktown Heights	NY	$1,791	16	Jun	4/20/17	$15.75	$241
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,498	7	Dec	7/15/15	$12.10	$219
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,184	14	Jun	6/27/96	$15.40	$115
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$12,871	101	Dec	1/15/03	$18.99	$1,446
PBIP	Prudential Bancorp, Inc.	NASDAQGM	MA	Philadelphia	PA	$1,223	10	Sep	3/29/05	$12.69	$101
RNDB	Randolph Bancorp, Inc.	NASDAQGM	NE	Stoughton	MA	$723	5	Dec	7/1/16	$20.00	$103
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,425	17	Mar	10/26/93	$5.62	$126
SVBI	Severn Bancorp, Inc.	NASDAQCM	MA	Annapolis	MD	$939	7	Dec		$7.80	$100
STXB	Spirit of Texas Bancshares, Inc.	NASDAQGS	SW	Conroe	TX	$2,925	37	Dec	5/3/18	$19.37	$331
SBT	Sterling Bancorp, Inc.	NASDAQCM	MW	Southfield	MI	$3,937	30	Dec	11/16/17	$5.11	$255
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,106	30	Dec	7/13/09	$24.77	$226
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,566	24	Sep	1/12/98	$27.10	$225
TBK	Triumph Bancorp, Inc.	NASDAQGS	SW	Dallas	TX	$5,837	64	Dec	11/6/14	$64.06	$1,580
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$5,736	148	Dec		$6.51	$628
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,221	16	Dec	10/4/05	$19.19	$455
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,487	27	Dec	12/27/01	$7.23	$165
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$13,830	93	Dec	11/26/86	$45.26	$2,161
WVFC	WVS Financial Corp.	NASDAQGM	MA	Pittsburgh	PA	$332	6	Jun	11/29/93	$15.15	$26
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	NASDAQCM	MW	Greenfield	WI	$505	6	Dec	1/8/19	$9.85	$45
BSBK	Bogota Financial Corp. (MHC)	NASDAQCM	MA	Teaneck	NJ	$754	4	Dec	1/15/20	$9.12	$120
CLBK	Columbia Financial, Inc. (MHC)	NASDAQGS	MA	Fair Lawn	NJ	$8,865	61	Dec	4/19/18	$15.80	$1,753
FSEA	First Seacoast Bancorp (MHC)	NASDAQCM	NE	Dover	NH	$477	5	Dec	7/16/19	$8.73	$51
GCBC	Greene County Bancorp, Inc. (MHC)	NASDAQCM	MA	Catskill	NY	$1,799	19	Jun	12/30/98	$24.70	$210
KFFB	Kentucky First Federal Bancorp (MHC)	NASDAQGM	MW	Frankfort	KY	$328	7	Jun	3/2/05	$6.46	$53
LSBK	Lake Shore Bancorp, Inc. (MHC)	NASDAQGM	MA	Dunkirk	NY	$683	12	Dec	4/3/06	$13.44	$77
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQGM	MA	New Brunswick	NJ	$754	7	Sep	1/23/06	$10.61	$62
OFED	Oconee Federal Financial Corp. (MHC)	NASDAQCM	SE	Seneca	SC	$520	8	Jun	1/13/11	$24.00	$135
PDLB	PDL Community Bancorp (MHC)	NASDAQGM	MA	Bronx	NY	$1,277	14	Dec	9/29/17	$9.72	$161
PBFS	Pioneer Bancorp, Inc. (MHC)	NASDAQCM	MA	Albany	NY	$1,629	23	Jun	7/17/19	$10.91	$273
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NASDAQCM	MA	Poughkeepsie	NY	$1,113	15	Dec	1/16/19	$9.21	$99
TFSL	TFS Financial Corporation (MHC)	NASDAQGS	MW	Cleveland	OH	$14,642	37	Sep	4/20/07	$17.53	$4,848

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Southwest and Southeast Thrift Institutions

Exhibit III-2

Public Market Pricing of Southwest and Southeast Institutions

As of February 5, 2021

			Market Capitalization		Per Share Data									Dividends(3)			Financial Characteristics(5)
					Core	Book	Pricing Ratios(2)												Tang.		Reported		Core
			Price/ Share	Market Value	12 Month EPS(1)	Value/ Share	P/E		P/B	P/A	P/TB	P/Core		Amount/ Share	Yield	Payout Ratio(4)	Total Assets	Equity/ Assets	Eq./T. Assets	NPAs/ Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$23.33	$601.07	$1.85	$19.90	13.96		103.6%	12.9%	114.7%	13.98		$0.43	2.36%	47%	$5,167	12.62%	11.78%	0.69%	0.84%	6.91%	0.87%	7.23%
Median			$15.28	$192.19	$0.87	$15.86	12.66		94.1%	11.6%	100.8%	13.14		$0.32	2.21%	36%	$1,791	11.51%	10.33%	0.55%	0.76%	5.88%	0.78%	6.15%

Comparable Group
Averages			$30.82	$507.50	$1.49	$21.65	15.65	x	130.91%	14.03%	169.01%	14.41	x	$0.51	2.06%	16.58%	$2,548	10.56%	8.62%	0.73%	0.75%	6.30%	0.84%	6.95%
Medians			$24.23	$202.39	$1.64	$23.20	10.88	x	99.12%	9.95%	128.32%	14.41	x	$0.51	2.06%	16.58%	$1,907	10.66%	9.07%	0.74%	0.86%	7.46%	0.80%	7.08%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$10.75	$73.91	$0.56	$10.46	NM		102.74%	9.16%	135.14%	19.09	x	NA	NA	NA	$888	8.92%	6.93%	0.76%	0.32%	2.55%	0.69%	5.55%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$29.09	$45.46	$2.10	$29.74	10.73	x	95.50%	9.18%	95.50%	NM		$0.66	2.27%	24.17%	$542	9.43%	9.43%	1.11%	0.80%	7.72%	0.76%	7.37%
STXB	Spirit of Texas Bancshares, Inc.	TX	$19.37	$330.88	$1.56	$20.30	10.88	x	91.71%	10.72%	121.50%	9.73	x	$0.36	1.86%	8.99%	$2,925	12.02%	9.24%	0.32%	0.96%	7.37%	1.06%	8.10%
TBK	Triumph Bancorp, Inc.	TX	$64.06	$1,579.73	$1.72	$26.11	25.32	x	233.66%	27.04%	323.89%	NM		NA	NA	NA	$5,837	11.89%	8.89%	0.72%	0.93%	7.55%	0.83%	6.79%

MHCs
OFED	Oconee Federal Financial Corp. (MHC)	SC	$24.00	$134.51	$0.73	$15.87	32.88	x	151.25%	25.88%	156.14%	32.86	x	$0.40	1.67%	54.79%	$520	17.11%	16.66%	0.49%	0.82%	4.72%	0.82%	4.71%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)	Indicated 12 month dividend, based on last quarterly dividend declared.

(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Mid-Atlantic, Midwest and New England Thrift Institutions

Exhibit III-3

Public Market Pricing of Mid-Atlantic, Midwest and New England Institutions

As of February 5, 2021

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$23.33	$601.07	$1.85	$19.90	13.96		103.6%	12.9%	114.7%	13.98		$0.43	2.36%	47%	$5,167	12.62%	11.78%	0.69%	0.84%	6.91%	0.87%	7.23%
Median			$15.28	$192.19	$0.87	$15.86	12.66		94.1%	11.6%	100.8%	13.14		$0.32	2.21%	36%	$1,791	11.51%	10.33%	0.55%	0.76%	5.88%	0.78%	6.15%

Comparable Group
Averages			$22.18	$645.89	$1.74	$19.52	14.10	x	97.58%	13.03%	106.06%	14.14	x	$0.40	2.37%	51.64%	$6,072	13.36%	12.60%	0.73%	0.81%	6.50%	0.82%	6.61%
Medians			$13.20	$192.19	$0.74	$14.34	13.12	x	91.54%	12.22%	97.50%	13.43	x	$0.31	2.13%	40.81%	$1,894	11.53%	11.13%	0.59%	0.76%	5.57%	0.74%	5.63%

Comparable Group
CARV	Carver Bancorp, Inc.	NY	$8.90	$27.26	($1.44)	$9.91	NM		89.80%	3.89%	89.80%	NM		$0.00	0.00%	NA	$673	6.90%	6.90%	1.25%	-0.79%	-9.90%	-0.90%	-11.29%
CBMB	CBM Bancorp, Inc.	MD	$13.95	$48.02	$0.17	$14.34	NM		97.29%	22.31%	97.29%	NM		NA	NA	250.00%	$232	22.94%	22.94%	0.55%	0.32%	1.27%	0.27%	1.07%
ESBK	Elmira Savings Bank	NY	$12.24	$43.12	$1.09	$17.01	10.29	x	71.03%	6.69%	89.11%	10.30	x	$0.60	4.90%	57.14%	$674	8.90%	7.20%	NA	0.60%	6.42%	0.60%	6.44%
ESSA	ESSA Bancorp, Inc.	PA	$15.59	$157.22	$1.38	$17.60	10.68	x	86.89%	9.03%	93.91%	10.71	x	$0.44	2.82%	30.14%	$1,894	10.11%	9.41%	1.09%	0.76%	7.43%	0.75%	7.37%
GBNY	Generations Bancorp NY, Inc.	NY	$9.74	$23.94	NA	NA	NM		NA	NA	NA	NM		NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
HVBC	HV Bancorp, Inc.	PA	$16.81	$33.81	$1.87	$16.75	8.76	x	100.35%	7.36%	100.35%	9.01	x	NA	NA	NA	$508	7.33%	7.33%	0.49%	1.02%	11.87%	0.99%	11.54%
KRNY	Kearny Financial Corp.	NJ	$10.65	$922.29	$0.58	$12.56	17.46	x	82.81%	12.33%	104.93%	16.59	x	$0.32	3.00%	52.46%	$7,310	15.38%	12.81%	0.72%	0.66%	4.11%	0.70%	4.40%
NYCB	New York Community Bancorp, Inc.	NY	$10.41	$4,829.22	$0.83	$13.43	10.21	x	76.18%	8.65%	123.43%	10.30	x	$0.68	6.53%	66.67%	$54,932	12.26%	8.21%	0.13%	0.79%	6.32%	0.78%	6.25%
NFBK	Northfield Bancorp, Inc.	NJ	$13.22	$690.21	$0.78	$14.26	17.39	x	91.54%	12.52%	96.94%	15.30	x	$0.44	3.33%	57.89%	$5,589	13.55%	12.89%	0.39%	0.67%	4.78%	0.73%	5.26%
NWBI	Northwest Bancshares, Inc.	PA	$13.17	$1,672.85	$0.70	$12.11	21.24	x	108.72%	12.12%	147.19%	16.48	x	$0.76	5.77%	122.58%	$13,789	11.22%	8.52%	0.92%	0.54%	4.53%	0.68%	5.70%
PCSB	PCSB Financial Corporation	NY	$15.75	$241.41	$0.59	$16.45	25.00	x	94.14%	14.17%	96.39%	24.90	x	$0.16	1.02%	25.40%	$1,791	15.28%	14.98%	NA	0.54%	3.34%	0.54%	3.36%
PFS	Provident Financial Services, Inc.	NJ	$18.99	$1,446.18	$1.32	$20.41	13.66	x	90.99%	11.41%	127.76%	13.22	x	$0.92	4.84%	66.19%	$12,871	12.44%	9.30%	0.71%	0.78%	5.70%	0.84%	6.15%
PBIP	Prudential Bancorp, Inc.	PA	$12.69	$101.48	$0.58	$15.86	11.97	x	77.32%	8.50%	81.30%	NM		$0.28	2.21%	66.98%	$1,223	10.55%	10.08%	1.10%	0.76%	6.88%	0.39%	3.56%
SVBI	Severn Bancorp, Inc.	MD	$7.80	$99.98	$0.42	$8.45	15.00	x	91.15%	10.49%	92.08%	14.87	x	$0.16	2.05%	30.77%	$939	11.53%	11.43%	1.57%	0.63%	5.06%	0.64%	5.11%
TRST	TrustCo Bank Corp NY	NY	$6.51	$627.78	$0.53	$5.81	11.99	x	110.49%	10.64%	110.60%	12.20	x	$0.27	4.19%	50.19%	$5,736	9.77%	9.76%	0.59%	0.97%	9.64%	0.95%	9.47%
WSFS	WSFS Financial Corporation	DE	$45.26	$2,161.44	$2.02	$36.77	19.94	x	120.63%	15.08%	175.11%	22.48	x	$0.48	1.06%	21.15%	$13,830	13.46%	9.83%	0.33%	0.78%	5.38%	0.80%	5.55%
WVFC	WVS Financial Corp.	PA	$15.15	$26.33	$1.22	$19.94	15.30	x	75.00%	9.08%	75.00%	15.10	x	$0.40	2.64%	40.40%	$332	11.42%	11.42%	0.00%	0.59%	5.88%	0.60%	5.96%
CFFN	Capitol Federal Financial, Inc.	KS	$12.65	$1,710.52	$0.48	$9.25	28.75	x	137.54%	18.28%	138.41%	28.22	x	$0.34	2.69%	106.82%	$9,487	13.54%	13.41%	0.27%	0.69%	4.92%	0.70%	5.04%
CNNB	Cincinnati Bancorp, Inc.	OH	$11.96	$35.59	$0.61	$13.35	19.93	x	89.56%	15.34%	89.97%	19.71	x	NA	NA	NA	$232	17.13%	17.07%	0.54%	0.77%	6.10%	0.78%	6.17%
FFBW	FFBW, Inc.	WI	$10.42	$74.11	NA	$13.32	NM		78.24%	28.10%	78.28%	NM		NA	NA	NA	$286	35.92%	35.90%	0.63%	0.63%	2.41%	NA	NA
FBC	Flagstar Bancorp, Inc.	MI	$45.06	$2,372.68	$7.90	$38.41	4.73	x	117.33%	NA	126.55%	4.64	x	$0.20	0.44%	1.58%	$29,476	7.45%	6.94%	0.33%	1.75%	22.74%	1.79%	23.96%
HMNF	HMN Financial, Inc.	MN	$19.00	$90.61	$1.84	$20.91	8.56	x	87.76%	9.96%	88.50%	NM		$0.00	0.00%	NA	$898	11.26%	11.17%	0.38%	1.03%	8.83%	1.04%	8.95%
IROQ	IF Bancorp, Inc.	IL	$20.50	$66.43	$1.34	$25.78	12.58	x	78.23%	9.31%	78.23%	NM		$0.30	1.46%	18.40%	$726	11.51%	11.51%	0.24%	0.64%	5.57%	0.59%	5.10%
MSVB	Mid-Southern Bancorp, Inc.	IN	$16.24	$48.50	$0.35	$15.20	NM		106.86%	23.91%	106.86%	NM		$0.12	0.74%	24.32%	$218	22.38%	22.38%	1.19%	0.56%	2.36%	0.52%	2.20%
SBT	Sterling Bancorp, Inc.	MI	$5.11	$255.41	($0.30)	$6.63	NM		79.92%	6.53%	79.92%	NM		$0.00	0.00%	NA	$3,937	8.41%	8.41%	2.50%	-0.43%	-4.39%	-0.43%	-4.43%
WSBF	Waterstone Financial, Inc.	WI	$19.19	$454.54	$2.60	$15.84	5.82	x	116.54%	22.04%	121.36%	5.66	x	$0.80	4.17%	41.21%	$2,221	17.99%	17.96%	0.70%	2.97%	15.96%	3.07%	16.53%
HONE	HarborOne Bancorp, Inc.	MA	$11.32	$616.39	$0.61	$11.90	13.80	x	93.00%	14.44%	104.09%	13.43	x	$0.12	1.06%	10.98%	$4,428	15.67%	14.23%	1.22%	0.76%	4.66%	0.80%	4.91%
HIFS	Hingham Institution for Savings	MA	$236.30	$504.95	$18.50	$130.24	10.16	x	172.45%	17.68%	172.45%	11.64	x	$1.88	0.80%	10.62%	$2,719	10.24%	10.24%	0.27%	1.71%	17.54%	1.53%	15.71%
EBSB	Meridian Bancorp, Inc.	MA	$15.91	$799.05	$1.21	$14.28	12.33	x	108.46%	12.60%	111.66%	13.05	x	$0.32	2.01%	24.81%	$6,567	11.39%	11.09%	0.08%	1.00%	8.73%	0.97%	8.46%
PVBC	Provident Bancorp, Inc.	MA	$12.10	$219.00	$0.66	$12.30	18.33	x	97.72%	15.31%	97.72%	16.00	x	$0.12	0.99%	18.18%	$1,498	15.98%	15.98%	NA	0.81%	4.57%	0.93%	5.21%
RNDB	Randolph Bancorp, Inc.	MA	$20.00	$102.86	$3.28	$17.19	6.60	x	116.38%	15.28%	NA	6.11	x	NA	NA	NA	$723	13.13%	NA	1.57%	2.30%	18.55%	2.49%	20.05%
WNEB	Western New England Bancorp, Inc.	MA	$7.23	$165.39	$0.40	$8.99	16.07	x	80.63%	7.72%	86.52%	15.23	x	$0.20	2.77%	44.44%	$2,487	9.26%	8.69%	NA	0.42%	4.16%	0.45%	4.45%

MHCs
BSBK	Bogota Financial Corp. (MHC)	NJ	$9.12	$120.00	NA	$9.68	NM		93.41%	16.20%	93.41%	27.98	x	NA	NA	NA	$754	16.91%	16.91%	NA	0.25%	1.63%	0.50%	3.27%
CLBK	Columbia Financial, Inc. (MHC)	NJ	$15.80	$1,752.85	$0.51	$8.89	30.38	x	173.33%	19.92%	189.54%	27.57	x	NA	NA	NA	$8,865	11.48%	10.55%	NA	0.60%	4.98%	0.66%	5.55%
GCBC	Greene County Bancorp, Inc. (MHC)	NY	$24.70	$210.28	$2.19	$15.62	10.65	x	151.57%	11.28%	151.57%	NM		$0.48	1.94%	20.26%	$1,799	7.39%	7.39%	0.29%	1.19%	15.05%	1.19%	15.05%
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	$13.44	$76.62	$0.76	$14.55	17.45	x	91.09%	11.41%	91.09%	17.62	x	$0.52	3.87%	48.05%	$683	12.43%	12.43%	0.56%	0.70%	5.34%	0.70%	5.31%
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	$10.61	$61.62	$0.37	$9.78	20.79	x	105.88%	8.31%	105.88%	21.16	x	NA	NA	NA	$754	7.54%	7.54%	2.03%	0.32%	3.85%	0.31%	3.75%
PDLB	PDL Community Bancorp (MHC)	NY	$9.72	$161.09	($0.01)	$9.25	NM		105.05%	13.02%	105.05%	NM		NA	NA	NA	$1,277	12.40%	12.40%	1.38%	-0.46%	-3.28%	-0.02%	-0.15%
PBFS	Pioneer Bancorp, Inc. (MHC)	NY	$10.91	$273.28	$0.27	$8.68	NM		125.74%	17.40%	131.19%	NM		NA	NA	NA	$1,629	13.84%	13.34%	1.01%	0.51%	3.35%	0.48%	3.11%
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NY	$9.21	$98.87	$0.50	$10.35	16.75	x	88.02%	9.08%	89.25%	16.62	x	NA	NA	NA	$1,113	10.35%	10.22%	0.63%	0.51%	4.72%	0.51%	4.78%
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	WI	$9.85	$45.20	$0.12	$12.50	32.83	x	78.78%	9.31%	78.78%	NM		NA	NA	NA	$505	11.81%	11.81%	0.37%	0.30%	2.52%	0.13%	1.05%
KFFB	Kentucky First Federal Bancorp (MHC)	KY	$6.46	$53.05	($0.21)	$6.29	NM		102.66%	16.09%	104.57%	NM		$0.40	6.19%	NA	$328	15.82%	15.57%	NA	-3.81%	-20.62%	-0.54%	-2.94%
TFSL	TFS Financial Corporation (MHC)	OH	$17.53	$4,848.02	NA	$5.97	NM		296.67%	33.75%	298.42%	NM		$1.12	6.39%	373.33%	$14,642	11.42%	11.36%	1.04%	0.56%	4.88%	NA	NA
FSEA	First Seacoast Bancorp (MHC)	NH	$8.73	$51.21	$0.18	$9.66	NM		90.40%	11.13%	90.40%	NM		NA	NA	NA	$477	12.31%	12.31%	0.19%	0.30%	2.29%	0.25%	1.88%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)	Indicated 12 month dividend, based on last quarterly dividend declared.

(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2016-2021	2021-2026	2021	% State	Market
Institution	County	2016	2021	2026	% Change	% Change	Amount	Average	Share(1)
CBM Bancorp, Inc.	Baltimore, MD	833,355	827,833	838,202	-0.1%	0.2%	44,121	119.6%	0.65%
Cincinnati Bancorp, Inc.	Hamilton, OH	809,436	820,001	828,307	0.3%	0.2%	39,101	92.8%	0.10%
Elmira Savings Bank	Chemung, NY	86,984	82,370	80,032	-1.1%	-0.6%	31,386	76.6%	24.23%
FFBW, Inc.	Waukesha, WI	397,051	406,583	413,751	0.5%	0.4%	50,395	176.4%	1.02%
Home Federal Bancorp, Inc. of LA	Caddo, LA	250,014	236,376	230,003	-1.1%	-0.5%	26,312	71.3%	5.92%
HV Bancorp, Inc.	Bucks, PA	627,070	628,796	630,606	0.1%	0.1%	51,097	135.3%	0.41%
IF Bancorp, Inc.	Iroquois, IL	28,599	26,613	25,608	-1.4%	-0.8%	28,928	59.1%	22.22%
Mid-Southern Bancorp, Inc.	Washington, IN	27,824	28,097	28,348	0.2%	0.2%	27,232	59.8%	27.66%
Randolph Bancorp, Inc.	Norfolk, MA	699,079	711,405	729,065	0.4%	0.5%	60,544	164.1%	1.65%
WVS Financial Corp.	Allegheny, PA	1,231,991	1,212,006	1,206,155	-0.3%	-0.1%	43,296	117.4%	0.08%

	Averages:	499,140	498,008	501,008	-0.3%	0.0%	40,241	107.2%	8.39%
	Medians:	512,061	517,690	522,179	0.0%	0.1%	41,199	105.1%	1.34%

St. Landry Homestead	St. Landry, LA	83,910	81,534	80,860	-0.6%	-0.2%	20,112	54.5%	10.09%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2020.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of February 5, 2021

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 5, 2021

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/	Assets
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	10.75	6,876	73.9	11.80	5.36	10.67	0.75	-8.46	8.60	0.26	0.56	10.46	7.95	129.18	888,170
AX	Axos Financial, Inc.	WE	43.95	59,077	2,595.0	44.05	13.69	38.95	12.84	53.40	17.11	3.45	3.71	21.79	19.75	243.64	14,393,267
BYFC	Broadway Financial Corporation	WE	2.21	27,466	60.7	7.23	1.04	2.03	8.87	47.33	19.46	0.00	NA	1.76	1.76	18.18	499,217
CFFN	Capitol Federal Financial, Inc.	MW	12.65	135,324	1,710.5	13.50	8.75	12.42	1.85	-5.10	1.20	0.44	0.45	9.20	NA	70.99	9,606,964
CARV	Carver Bancorp, Inc.	MA	8.90	3,063	27.3	22.97	1.25	8.19	8.67	256.00	37.13	-1.31	-1.44	9.91	9.91	219.62	672,653
CBMB	CBM Bancorp, Inc.	MA	13.95	3,442	48.0	15.05	10.61	13.95	0.00	-2.52	5.05	0.20	0.17	14.34	14.34	67.45	232,186
CNNB	Cincinnati Bancorp, Inc.	MW	11.96	2,976	35.6	12.00	6.33	11.75	1.79	11.88	0.08	0.60	0.61	13.35	13.29	77.95	231,943
ESBK	Elmira Savings Bank	MA	12.24	3,523	43.1	16.57	10.30	12.21	0.25	-26.27	6.43	1.19	1.19	17.23	13.74	0.00	644,587
ESSA	ESSA Bancorp, Inc.	MA	15.59	10,085	157.2	17.58	9.70	14.28	9.17	-10.20	3.93	1.46	1.46	17.94	16.60	0.00	1,868,818
FFBW	FFBW, Inc.	MW	10.42	7,112	74.1	10.76	6.74	10.28	1.36	-3.07	3.99	0.26	NA	13.32	13.31	0.00	285,787
FNWB	First Northwest Bancorp	WE	15.71	9,480	148.9	17.85	8.77	13.70	14.67	-6.77	0.71	1.10	0.84	18.19	18.19	0.00	1,654,349
FBC	Flagstar Bancorp, Inc.	MW	45.06	52,656	2,372.7	47.92	16.76	42.85	5.16	23.28	10.55	9.52	9.70	NA	NA	0.00	31,038,000
FSBW	FS Bancorp, Inc.	WE	58.85	4,157	252.6	60.65	27.50	53.62	9.75	8.56	7.39	8.97	8.77	54.27	52.61	0.00	2,113,241
GBNY	Generations Bancorp NY, Inc.	MA	9.74	2,458	23.9	11.75	5.85	9.83	-0.91	-5.98	-6.53	NA	NA	NA	NA	0.00	371,789
HONE	HarborOne Bancorp, Inc.	NE	11.32	54,451	616.4	11.65	6.45	10.86	4.24	2.44	4.24	0.82	0.84	12.17	10.88	0.00	4,483,615
HIFS	Hingham Institution for Savings	NE	236.30	2,137	504.9	238.99	125.55	219.26	7.77	15.29	9.40	23.25	20.31	137.02	137.02	0.00	2,857,093
HMNF	HMN Financial, Inc.	MW	19.00	4,769	90.6	21.50	13.06	17.76	6.98	-9.97	10.46	2.22	NA	21.65	21.47	0.00	909,580
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	29.09	1,563	45.5	35.93	20.00	30.91	-5.89	-15.02	0.73	2.71	NA	30.46	30.46	0.00	535,394
HVBC	HV Bancorp, Inc.	MA	16.81	2,012	33.8	17.48	9.75	16.40	2.50	-1.98	-2.10	1.92	1.87	16.75	16.75	0.00	507,739
IROQ	IF Bancorp, Inc.	MW	20.50	3,240	66.4	23.00	15.03	19.82	3.41	-10.87	-6.95	1.63	NA	26.21	26.21	0.00	713,399
KRNY	Kearny Financial Corp.	MA	10.65	86,600	922.3	12.26	6.91	10.35	2.90	-12.27	0.85	0.61	0.64	12.86	NA	0.00	7,335,153
EBSB	Meridian Bancorp, Inc.	NE	15.91	50,223	799.1	18.36	8.88	15.15	5.02	-11.98	6.71	1.29	1.22	14.67	14.25	0.00	6,619,848
MSVB	Mid-Southern Bancorp, Inc.	MW	16.24	2,986	48.5	16.59	9.71	15.13	7.34	20.30	12.70	0.37	0.35	15.20	15.20	0.00	218,281
NYCB	New York Community Bancorp, Inc.	MA	10.41	463,902	4,829.2	11.88	7.72	10.46	-0.48	-8.76	-1.33	1.02	1.01	13.66	8.43	0.00	56,306,120
NFBK	Northfield Bancorp, Inc.	MA	13.22	52,210	690.2	16.33	8.72	12.36	6.96	-18.55	7.22	0.76	0.86	14.44	13.64	0.00	5,514,544
NWBI	Northwest Bancshares, Inc.	MA	13.17	127,019	1,672.8	15.99	8.52	12.75	3.29	-16.27	3.38	0.62	0.80	12.11	8.95	0.00	13,806,268
PCSB	PCSB Financial Corporation	MA	15.75	15,328	241.4	20.35	11.01	14.74	6.89	-22.38	-1.19	0.63	0.63	16.73	16.34	0.00	1,789,839
PVBC	Provident Bancorp, Inc.	NE	12.10	18,099	219.0	12.50	7.21	11.53	4.94	1.00	0.83	0.66	0.76	12.38	12.38	0.00	1,505,781
PROV	Provident Financial Holdings, Inc.	WE	15.40	7,442	114.6	22.46	11.40	16.05	-4.05	-30.88	-1.97	0.72	0.72	16.79	16.79	0.00	1,170,727
PFS	Provident Financial Services, Inc.	MA	18.99	76,155	1,446.2	23.56	9.05	18.52	2.54	-19.09	5.73	1.39	1.44	20.87	14.86	0.00	12,919,741
PBIP	Prudential Bancorp, Inc.	MA	12.69	7,997	101.5	18.36	9.53	11.81	7.45	-28.91	-8.38	1.06	NA	16.41	15.61	0.00	1,193,267
RNDB	Randolph Bancorp, Inc.	NE	20.00	5,143	102.9	24.70	7.92	19.00	5.26	23.08	-9.34	3.03	3.28	17.19	NA	0.00	722,968
RVSB	Riverview Bancorp, Inc.	WE	5.62	22,345	125.6	7.35	3.77	5.21	7.87	-22.38	6.84	0.44	0.45	6.80	5.56	0.00	1,436,184
SVBI	Severn Bancorp, Inc.	MA	7.80	12,817	100.0	8.80	4.26	7.75	0.65	-4.67	9.24	0.52	0.52	8.56	8.47	0.00	952,553
STXB	Spirit of Texas Bancshares, Inc.	SW	19.37	17,082	330.9	21.59	8.96	17.94	7.97	-7.05	15.30	1.78	1.99	21.12	15.94	0.00	3,085,464
SBT	Sterling Bancorp, Inc.	MW	5.11	49,982	255.4	7.58	2.53	4.68	9.19	-30.85	12.56	-0.26	NA	6.39	6.39	0.00	3,914,045
TBNK	Territorial Bancorp Inc.	WE	24.77	9,110	225.7	30.41	19.23	23.86	3.81	-16.82	3.08	2.01	1.90	26.14	26.14	0.00	2,110,799
TSBK	Timberland Bancorp, Inc.	WE	27.10	8,318	225.4	28.28	13.60	25.25	7.33	-3.25	11.71	2.97	3.01	23.24	21.24	0.00	1,588,405
TBK	Triumph Bancorp, Inc.	SW	64.06	24,660	1,579.7	65.63	19.03	57.34	11.72	49.25	31.95	2.53	NA	27.42	19.78	0.00	5,935,791
TRST	TrustCo Bank Corp NY	MA	6.51	96,433	627.8	8.19	4.30	6.22	4.66	-19.83	-2.40	0.54	0.53	5.89	5.89	0.00	5,901,796
WSBF	Waterstone Financial, Inc.	MW	19.19	23,686	454.5	19.98	12.10	18.47	3.90	7.03	1.97	3.30	3.39	16.47	NA	0.00	2,184,587
WNEB	Western New England Bancorp, Inc.	NE	7.23	24,664	165.4	9.53	4.45	6.41	12.79	-22.92	4.93	0.45	0.47	8.97	8.36	0.00	2,365,886
WSFS	WSFS Financial Corporation	MA	45.26	47,756	2,161.4	47.78	17.84	42.97	5.33	8.54	0.85	2.27	2.01	37.52	25.85	0.00	14,333,914
WVFC	WVS Financial Corp.	MA	15.15	1,742	26.3	16.89	13.00	14.70	3.06	-9.85	5.75	0.99	1.00	20.20	20.20	0.00	317,444

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	9.85	4,589	45.2	12.01	7.43	9.46	4.12	-17.02	-1.10	0.30	0.12	12.50	12.50	0.00
BSBK	Bogota Financial Corp. (MHC)	MA	9.12	13,158	120.0	11.50	6.07	9.07	0.55	-20.70	2.36	0.17	0.33	9.76	9.76	0.00
CLBK	Columbia Financial, Inc. (MHC)	MA	15.80	110,940	1,752.8	17.34	10.27	15.42	2.46	-8.09	1.54	0.52	0.57	9.12	8.34	0.00
FSEA	First Seacoast Bancorp (MHC)	NE	8.73	5,866	51.2	9.80	5.07	8.67	0.69	-9.06	-1.68	0.22	0.18	9.66	9.66	0.00
GCBC	Greene County Bancorp, Inc. (MHC)	MA	24.70	8,513	210.3	30.25	15.01	23.72	4.13	-16.13	-3.10	2.32	NA	16.30	16.30	0.00
KFFB	Kentucky First Federal Bancorp (MHC)	MW	6.46	8,212	53.1	8.16	4.40	6.31	2.38	-17.22	2.22	-1.50	NA	6.29	6.18	0.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	13.44	5,701	76.6	15.90	8.95	13.01	3.31	-13.35	3.38	0.77	0.76	14.75	14.75	0.00
MGYR	Magyar Bancorp, Inc. (MHC)	MA	10.61	5,811	61.6	14.30	7.50	11.00	-3.59	-14.20	10.01	0.51	0.50	10.02	10.02	0.00
OFED	Oconee Federal Financial Corp. (MHC)	SE	24.00	5,604	134.5	28.00	15.25	24.39	-1.60	-8.01	-5.14	0.73	0.73	15.87	15.37	0.00
PDLB	PDL Community Bancorp (MHC)	MA	9.72	16,574	161.1	14.64	7.31	9.42	3.18	-32.97	-7.52	-0.29	-0.01	9.25	9.25	0.00
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	10.91	25,048	273.3	15.28	8.02	10.45	4.40	-28.22	3.22	0.30	0.27	8.68	8.32	0.00
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	9.21	10,735	98.9	11.25	5.90	9.03	2.05	-15.74	7.72	0.55	0.55	10.46	10.32	0.00
TFSL	TFS Financial Corporation (MHC)	MW	17.53	276,556	4,848.0	22.47	12.65	17.67	-0.79	-18.08	-0.57	0.30	NA	5.91	5.87	0.00

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 5, 2021

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	8.92	6.93	0.32	2.55	0.69	5.55	0.76	103.99	41.35	102.74	9.16	135.14	19.09	NA	NA	NM
AX	Axos Financial, Inc.	WE	8.95	8.18	1.59	16.93	1.71	18.20	1.22	80.58	12.74	201.65	18.04	222.50	11.85	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	9.89	9.89	-0.03	-0.26	NA	NA	0.96	66.99	NM	125.52	12.41	125.52	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	13.29	NA	0.64	4.69	0.64	4.69	NA	NA	28.75	137.54	18.28	138.41	28.22	0.34	2.69	106.82
CARV	Carver Bancorp, Inc.	MA	6.90	6.90	-0.79	-9.90	-0.90	-11.29	1.25	58.83	NM	89.80	3.89	89.80	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	22.94	22.94	0.32	1.27	0.27	1.07	0.55	337.30	69.75	97.29	22.31	97.29	84.11	NA	NA	250.00
CNNB	Cincinnati Bancorp, Inc.	MW	17.13	17.07	0.77	6.10	0.78	6.17	0.54	118.50	19.93	89.56	15.34	89.97	19.71	NA	NA	NM
ESBK	Elmira Savings Bank	MA	9.43	7.66	0.64	6.95	0.64	6.97	NA	103.71	10.29	71.03	6.69	89.11	10.30	0.60	4.90	57.14
ESSA	ESSA Bancorp, Inc.	MA	10.39	9.69	0.79	7.77	0.78	7.75	NA	NA	10.68	86.89	9.03	93.91	10.71	0.44	2.82	30.14
FFBW	FFBW, Inc.	MW	35.92	35.90	0.63	2.41	NA	NA	0.63	143.79	40.08	78.24	28.10	78.28	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	11.27	11.27	0.72	5.79	0.55	4.40	NA	NA	14.28	86.37	9.73	86.37	18.80	0.24	1.53	20.00
FBC	Flagstar Bancorp, Inc.	MW	7.09	6.62	2.00	26.22	2.04	NA	0.35	247.06	4.73	117.33	NA	126.55	4.64	0.20	0.44	1.58
FSBW	FS Bancorp, Inc.	WE	10.88	10.59	2.02	18.74	1.98	18.32	NA	NA	6.56	108.43	11.80	111.87	6.71	0.84	1.43	7.02
GBNY	Generations Bancorp NY, Inc.	MA	7.75	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
HONE	HarborOne Bancorp, Inc.	NE	15.53	14.11	1.05	6.55	1.08	6.73	NA	NA	13.80	93.00	14.44	104.09	13.43	0.12	1.06	10.98
HIFS	Hingham Institution for Savings	NE	10.25	10.25	1.88	18.96	1.65	16.56	NA	NA	10.16	172.45	17.68	172.45	11.64	1.88	0.80	10.62
HMNF	HMN Financial, Inc.	MW	11.35	11.27	1.21	10.56	NA	NA	NA	NA	8.56	87.76	9.96	88.50	NA	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.61	9.61	0.93	9.31	NA	NA	NA	NA	10.73	95.50	9.18	95.50	NA	0.66	2.27	24.17
HVBC	HV Bancorp, Inc.	MA	7.33	7.33	1.02	11.87	0.99	11.54	0.49	76.54	8.76	100.35	7.36	100.35	9.01	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.90	11.90	0.70	6.06	NA	NA	NA	NA	12.58	78.23	9.31	78.23	NA	0.30	1.46	18.40
KRNY	Kearny Financial Corp.	MA	14.89	NA	0.73	4.66	0.76	4.85	NA	NA	17.46	82.81	12.33	104.93	16.59	0.32	3.00	52.46
EBSB	Meridian Bancorp, Inc.	NE	11.61	11.32	1.01	8.76	0.95	8.28	NA	NA	12.33	108.46	12.60	111.66	13.05	0.32	2.01	24.81
MSVB	Mid-Southern Bancorp, Inc.	MW	22.38	22.38	0.56	2.36	0.52	2.20	1.19	63.20	43.89	106.86	23.91	106.86	46.93	0.12	0.74	24.32
NYCB	New York Community Bancorp, Inc.	MA	12.15	8.19	0.94	7.62	0.94	7.55	NA	NA	10.21	76.18	8.65	123.43	10.30	0.68	6.53	66.67
NFBK	Northfield Bancorp, Inc.	MA	13.67	13.01	0.70	5.07	0.80	5.76	NA	231.96	17.39	91.54	12.52	96.94	15.30	0.44	3.33	57.89
NWBI	Northwest Bancshares, Inc.	MA	11.14	8.48	0.58	4.72	0.75	6.09	0.92	108.18	21.24	108.72	12.12	147.19	16.48	0.76	5.77	122.58
PCSB	PCSB Financial Corporation	MA	15.05	14.75	0.55	3.50	0.55	3.51	NA	194.03	25.00	94.14	14.17	96.39	24.90	0.16	1.02	25.40
PVBC	Provident Bancorp, Inc.	NE	15.66	15.66	0.89	5.05	1.02	5.79	NA	NA	18.33	97.72	15.31	97.72	16.00	0.12	0.99	18.18
PROV	Provident Financial Holdings, Inc.	WE	10.68	10.68	0.47	4.34	0.47	4.34	0.88	83.14	21.39	91.70	9.79	91.70	21.39	0.56	3.64	77.78
PFS	Provident Financial Services, Inc.	MA	12.54	9.26	0.86	6.49	0.88	6.70	NA	NA	13.66	90.99	11.41	127.76	13.22	0.92	4.84	66.19
PBIP	Prudential Bancorp, Inc.	MA	11.00	10.52	0.73	6.77	NA	NA	NA	NA	11.97	77.32	8.50	81.30	NA	0.28	2.21	66.98
RNDB	Randolph Bancorp, Inc.	NE	13.13	NA	2.30	18.55	2.49	20.05	1.57	58.62	6.60	116.38	15.28	NA	6.11	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	10.57	8.81	0.74	6.61	0.75	6.68	NA	NA	12.77	82.69	8.74	101.16	12.63	0.20	3.56	45.45
SVBI	Severn Bancorp, Inc.	MA	11.51	11.41	0.76	6.21	0.76	6.27	1.26	79.04	15.00	91.15	10.49	92.08	14.87	0.16	2.05	30.77
STXB	Spirit of Texas Bancshares, Inc.	SW	11.69	9.09	1.12	8.97	1.25	10.03	NA	NA	10.88	91.71	10.72	121.50	9.73	0.36	1.86	8.99
SBT	Sterling Bancorp, Inc.	MW	8.17	8.17	-0.35	-3.85	NA	NA	NA	NA	NM	79.92	6.53	79.92	NA	0.00	0.00	NM
TBNK	Territorial Bancorp Inc.	WE	11.78	11.78	0.89	7.55	0.84	7.12	NA	NA	12.32	94.75	11.16	94.75	13.06	0.92	3.71	50.75
TSBK	Timberland Bancorp, Inc.	WE	12.17	11.24	1.69	13.63	1.71	13.79	0.37	246.50	9.12	116.60	14.19	127.60	9.02	0.84	3.10	30.64
TBK	Triumph Bancorp, Inc.	SW	12.24	9.34	1.18	9.67	NA	NA	NA	NA	25.32	233.66	27.04	323.89	NA	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.63	9.62	0.94	9.47	0.93	9.31	NA	NA	11.99	110.49	10.64	110.60	12.20	0.27	4.19	50.19
WSBF	Waterstone Financial, Inc.	MW	18.91	NA	3.77	20.62	3.87	21.19	NA	NA	5.82	116.54	22.04	121.36	5.66	0.80	4.17	41.21
WNEB	Western New England Bancorp, Inc.	NE	9.58	8.99	0.48	4.86	0.51	5.13	NA	NA	16.07	80.63	7.72	86.52	15.23	0.20	2.77	44.44
WSFS	WSFS Financial Corporation	MA	12.48	8.94	0.86	6.18	0.76	5.46	0.42	398.30	19.94	120.63	15.08	175.11	22.48	0.48	1.06	21.15
WVFC	WVS Financial Corp.	MA	12.11	12.11	0.50	4.81	0.51	4.87	NA	NA	15.30	75.00	9.08	75.00	15.10	0.40	2.64	40.40

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	11.81	11.81	0.30	2.52	0.13	1.05	0.37	143.09	32.83	78.78	9.31	78.78	79.58	NA	NA	NM
BSBK	Bogota Financial Corp. (MHC)	MA	17.34	17.34	0.28	1.66	0.54	3.19	NA	NA	53.65	93.41	16.20	93.41	27.98	NA	NA	NM
CLBK	Columbia Financial, Inc. (MHC)	MA	11.49	10.62	0.66	5.67	0.73	6.25	NA	NA	30.38	173.33	19.92	189.54	27.57	NA	NA	NM
FSEA	First Seacoast Bancorp (MHC)	NE	12.31	12.31	0.30	2.29	0.25	1.88	0.19	349.03	39.68	90.40	11.13	90.40	48.17	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	MA	7.44	7.44	1.18	15.37	NA	NA	NA	NA	10.65	151.57	11.28	151.57	NA	0.48	1.94	20.26
KFFB	Kentucky First Federal Bancorp (MHC)	MW	15.67	15.43	-3.78	-21.67	NA	NA	NA	NA	NM	102.66	16.09	104.57	NA	0.40	6.19	NM
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	12.52	12.52	0.69	5.38	0.68	5.33	NA	NA	17.45	91.09	11.41	91.09	17.62	0.52	3.87	48.05
MGYR	Magyar Bancorp, Inc. (MHC)	MA	7.85	7.85	0.41	5.31	0.40	5.21	NA	NA	20.79	105.88	8.31	105.88	21.16	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	SE	17.11	16.66	0.82	4.72	0.82	4.71	0.49	57.09	32.88	151.25	25.88	156.14	32.86	0.40	1.67	54.79
PDLB	PDL Community Bancorp (MHC)	MA	12.40	12.40	-0.46	-3.28	-0.02	-0.15	1.38	81.43	NM	105.05	13.02	105.05	NM	NA	NA	NM
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	13.84	13.34	0.51	3.35	0.48	3.11	1.01	145.52	36.37	125.74	17.40	131.19	39.86	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	10.32	10.19	0.55	5.18	0.55	5.22	NA	NA	16.75	88.02	9.08	89.25	16.62	NA	NA	NM
TFSL	TFS Financial Corporation (MHC)	MW	11.38	11.32	0.56	4.89	NA	NA	NA	NA	58.43	296.67	33.75	298.42	NA	1.12	6.39	373.33

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7

2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673..6	6903.4	937.6	617.7

2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9

2019:	Quarter 1	25928.7	2834.4	7729.3	837.8	543.8
	Quarter 2	26600.0	2941.8	8006.2	845.3	573.0
	Quarter 3	26916.8	2976.7	7999.3	890.5	584.5
	Quarter 4	28538.4	3230.8	8972.6	920.7	663.9

2020:	Quarter 1	21917.2	2584.6	7700.1	632.8	392.9
	Quarter 2	25812.9	3100.3	10058.8	658.5	430.8
	Quarter 3	27781.7	3363.0	11167.5	605.8	417.8
	Quarter 4	30606.5	3756.1	12888.3	816.7	558.8
As of February 5, 2021		31148.2	3886.8	13856.3	851.8	604.8

(1) End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of February 5, 2021

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
SNL Banking Indexes
SNL U.S. Bank and Thrift	576.20	2/5/2021	(0.66)	(0.11)
SNL U.S. Bank	604.77	2/5/2021	(0.66)	(0.11)
SNL U.S. Thrift	851.79	2/5/2021	(2.74)	(0.32)
SNL TARP Participants	143.21	2/5/2021	1.23	0.87
KBW Nasdaq Bank Index	106.28	2/5/2021	(0.08)	(0.07)
KBW Nasdaq Regional Bank Index	106.62	2/5/2021	(0.10)	(0.10)
S&P 500 Bank	339.96	2/5/2021	(0.82)	(0.24)
NASDAQ Bank	3,972.37	2/5/2021	(2.57)	(0.06)
S&P 500 Commercial Banks	485.69	2/5/2021	(1.17)	(0.24)
S&P 500 Diversified Banks	569.50	2/5/2021	(1.04)	(0.18)
S&P 500 Regional Banks	126.76	2/5/2021	(0.54)	(0.42)
SNL Asset Size Indexes
SNL U.S. Bank < $250M	34.52	2/5/2021	(1.49)	(4.13)
SNL U.S. Bank $250M-$500M	534.79	2/5/2021	16.23	3.13
SNL U.S. Thrift < $250M	1,612.75	2/5/2021	(2.19)	(0.14)
SNL U.S. Thrift $250M-$500M	5,753.50	2/5/2021	52.37	0.92
SNL U.S. Bank < $500M	1,054.55	2/5/2021	13.01	1.25
SNL U.S. Thrift < $500M	2,025.68	2/5/2021	11.48	0.57
SNL U.S. Bank $500M-$1B	1,159.06	2/5/2021	12.41	1.08
SNL U.S. Thrift $500M-$1B	3,623.95	2/5/2021	9.87	0.27
SNL U.S. Bank $1B-$5B	1,102.99	2/5/2021	2.55	0.23
SNL U.S. Thrift $1B-$5B	2,416.16	2/5/2021	6.03	0.25
SNL U.S. Bank $5B-$10B	1,473.68	2/5/2021	2.06	0.14
SNL U.S. Thrift $5B-$10B	1,029.23	2/5/2021	0.79	0.08
SNL U.S. Bank > $10B	487.22	2/5/2021	(0.61)	(0.13)
SNL U.S. Thrift > $10B	149.61	2/5/2021	(1.01)	(0.67)
SNL Market Cap Indexes
SNL Micro Cap U.S. Bank	556.34	2/5/2021	2.27	0.41
SNL Micro Cap U.S. Thrift	1,078.57	2/5/2021	4.11	0.38
SNL Micro Cap U.S. Bank & Thrift	654.43	2/5/2021	2.64	0.41
SNL Small Cap U.S. Bank	659.74	2/5/2021	0.92	0.14
SNL Small Cap U.S. Thrift	654.55	2/5/2021	0.08	0.01
SNL Small Cap U.S. Bank & Thrift	677.04	2/5/2021	0.86	0.13
SNL Mid Cap U.S. Bank	401.78	2/5/2021	0.11	0.03
SNL Mid Cap U.S. Thrift	286.55	2/5/2021	(1.40)	(0.49)
SNL Mid Cap U.S. Bank & Thrift	395.31	2/5/2021	(0.12)	(0.03)
SNL Large Cap U.S. Bank	384.45	2/5/2021	(0.54)	(0.14)
SNL Large Cap U.S. Thrift	97.84	1/29/2021	(4.65)
SNL Large Cap U.S. Bank & Thrift	387.76	2/5/2021	(0.54)	(0.14)
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Bank	631.73	2/5/2021	(0.44)	(0.07)
SNL Mid-Atlantic U.S. Thrift	2,883.60	2/5/2021	(20.56)	(0.71)
SNL Midwest U.S. Bank	630.72	2/5/2021	(0.26)	(0.04)
SNL Midwest U.S. Thrift	3,188.59	2/5/2021	(23.51)	(0.73)
SNL New England U.S. Bank	558.98	2/5/2021	2.12	0.38
SNL New England U.S. Thrift	3,150.15	2/5/2021	(8.49)	(0.27)
SNL Southeast U.S. Bank	420.99	2/5/2021	(1.01)	(0.24)
SNL Southeast U.S. Thrift	447.93	2/5/2021	3.16	0.71
SNL Southwest U.S. Bank	1,153.01	2/5/2021	(4.16)	(0.36)
SNL Southwest U.S. Thrift	1,305.60	2/5/2021	16.43	1.27
SNL Western U.S. Bank	1,137.71	2/5/2021	(0.97)	(0.09)
SNL Western U.S. Thrift	190.79	2/5/2021	2.98	1.59
SNL Stock Exchange Indexes
SNL U.S. Bank NYSE	521.89	2/5/2021	(0.71)	(0.14)
SNL U.S. Thrift NYSE	121.84	2/5/2021	(0.51)	(0.42)
SNL U.S. Bank NYSE American	763.00	2/5/2021	2.35	0.31
SNL U.S. Bank NASDAQ	903.80	2/5/2021	(0.09)	(0.01)
SNL U.S. Thrift NASDAQ	2,496.30	2/5/2021	(6.89)	(0.28)
SNL U.S. Bank Pink	448.34	2/5/2021	1.17	0.26
SNL U.S. Thrift Pink	411.35	2/5/2021	1.88	0.46
SNL Bank TSX	1,184.94	2/5/2021	1.54	0.13
SNL OTHER Indexes
SNL U.S. Thrift MHCs	5,695.92	2/5/2021	(45.06)	(0.78)
SNL Pink Asset Size Indexes
SNL U.S. Bank Pink < $100M	213.80	2/5/2021	0.00	0.00
SNL U.S. Bank Pink $100M-$500M	511.65	2/5/2021	(1.07)	(0.21)
SNL U.S. Bank Pink > $500M	387.59	2/5/2021	1.30	0.34
Broad Market Indexes
DJIA	31,148.24	2/5/2021	92.38	0.30
S&P 500	3,886.83	2/5/2021	15.09	0.39
S&P 400 Mid Cap	2,476.67	2/5/2021	24.35	0.99
S&P 600 Small Cap	1,252.75	2/5/2021	14.47	1.17
S&P 500 Financials	512.69	2/5/2021	0.44	0.09
SNL U.S. Financial Institutions	1,090.64	2/5/2021	(0.82)	(0.08)
MSCI US IMI Financials	1,857.09	2/5/2021	3.47	0.19
NASDAQ	13,856.30	2/5/2021	78.56	0.57
NASDAQ Finl	5,553.40	2/5/2021	15.51	0.28
NYSE	15,069.60	2/5/2021	94.17	0.63
Russell 1000	2,204.27	2/5/2021	10.49	0.48
Russell 2000	2,233.33	2/5/2021	30.91	1.40
Russell 3000	2,350.17	2/5/2021	12.68	0.54
S&P TSX Composite	18,135.90	2/5/2021	93.92	0.52

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available. Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institution's effect on an index is proportional to that institution's market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

Market Area Acquisition Activity

Exhibit IV-4

Louisiana Bank and Thrift Acquisitions 2017-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
10/05/2020	Pending	Investor Group	LA	Delta Bancshares of Louisiana, Inc.	LA	62,313	10.74	10.74	1.02	9.79	0.61	94.76	11.0	NA	162.77	162.77	18.64	17.65	10.59
12/17/2019	Pending	American Bancshares Inc.	LA	Mississippi River Bank	LA	110,558	14.63	14.63	3.19	24.38	0.73	109.43	25.2	95.000	170.51	170.51	8.86	23.11	12.09
11/04/2019	07/01/2020	First Horizon National Corp.	TN	IBERIABANK Corporation	LA	31,734,598	13.50	9.80	1.39	10.42	0.80	64.53	3971.0	74.765	96.37	141.92	9.65	12.51	NA
01/22/2020	05/01/2020	Bus. First Bancshares Inc.	LA	Pedestal Bancshares, Inc.	LA	1,243,545	12.96	12.01	1.80	14.23	0.54	278.18	209.4	47.979	141.61	155.78	12.32	16.84	9.36
08/05/2019	11/07/2019	First Guaranty Bancshares Inc.	LA	Union Bancshares, Incorporated	LA	261,371	10.77	10.77	1.28	12.85	1.78	47.12	43.4	1061.200	154.12	154.12	12.81	16.60	9.01
04/30/2019	09/20/2019	Hancock Whitney Corp.	MS	MidSouth Bancorp, Inc.	LA	1,745,335	12.67	10.40	-1.87	-13.92	1.41	103.66	217.2	12.983	120.44	159.70	NA	12.45	5.86
11/06/2018	03/01/2019	First Bancshares Inc.	MS	FPB Financial Corp.	LA	382,659	11.49	11.49	1.16	9.83	NA	95.76	83.6	30.826	189.54	189.54	20.97	21.85	NA
06/04/2018	11/30/2018	Bus. First Bancshares Inc.	LA	Richland State Bancorp, Inc.	LA	304,994	10.67	10.67	1.32	11.93	0.38	324.10	50.8	100.738	147.95	147.95	16.54	16.66	7.29
12/11/2017	07/01/2018	Union S&L Association	LA	Hibernia Bancorp, Inc.	LA	136,460	15.18	15.18	0.26	1.59	NA	NA	28.0	32.000	130.47	130.47	NM	20.53	11.67
10/06/2017	01/01/2018	Bus. First Bancshares Inc.	LA	Minden Bancorp, Inc.	LA	318,172	15.48	15.48	1.63	10.73	2.61	24.70	55.8	23.200	190.96	190.96	10.58	18.69	14.19
08/23/2017	12/06/2017	Home Bancorp Inc.	LA	Saint Martin Bancshares, Inc.	LA	596,448	10.04	9.21	2.10	21.06	1.73	61.71	75.0	356.223	188.76	227.02	9.60	13.01	9.48
08/07/2017	12/01/2017	Investar Holding Corp.	LA	BOJ Bancshares, Inc.	LA	150,135	12.88	12.88	1.35	10.90	1.95	32.12	22.1	122.697	131.91	131.91	20.63	14.69	5.69
03/08/2017	07/01/2017	Investar Holding Corp.	LA	Citizens Bancshares, Inc.	LA	245,464	14.51	14.51	0.87	6.16	0.58	144.75	45.8	419.200	128.37	128.37	21.21	18.66	6.93

				Average:		2,868,619	12.73	12.14	1.19	10.00	1.19	115.07			150.29	160.85	14.71	17.17	9.29
				Median:		304,994	12.88	11.49	1.32	10.73	0.80	95.26			147.95	155.78	12.81	16.84	9.36

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

St. Landry Homestead Federal Savings Bank

Director and Senior Management Summary Resumes

Exhibit IV-5
St. Landry Homestead Federal Savings Bank
Director and Senior Management Summary Resumes

The following table sets forth certain information regarding our directors, all of whom also serve as directors of St. Landry Homestead Federal Savings Bank. Ages are reflected as of December 31, 2020.

Catalyst Bancorp, Inc.

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Todd A. Kidder	56	Chairman of the Board of St. Landry Homestead Federal Savings Bank since December 2016. Engineering Technician, Louisiana State Department of Transportation since July 1987.	2022

		Mr. Kidder brings management expertise to the board as a utility relocation specialist responsible for coordinating the relocation of utilities in connection with state highway projects in an eight Parish area in Louisiana. Mr. Kidder serves as a committee member of the Opelousas Chapter of Ducks Unlimited and has served on the Board of Directors of Indian Hills Country Club, Opelousas, Louisiana. Director of St. Landry Homestead since 2009.

Ted D. Bellard	52	Director and Secretary. President and owner of Targil, Inc., a seasoning supply company located in Opelousas, Louisiana since July 1995 and President and owner of Juneau’s Cajun Meats, Mansura, Louisiana since July 2002.	2024

		Mr. Bellard brings business and management expertise to the board as the owner of local businesses in the communities served by St. Landry Homestead Federal Savings Bank. Director of St. Landry Homestead since 2014.

Kirk E. Kleiser	65	Director. Senior Managing Principal and founder, K&G On the Geaux LLC, a convenience store located in Lafayette, Louisiana and Kleiser Enterprises, Carencro, Louisiana.	2022

		Mr. Kleiser brings to the board experience in business planning and small business development as well as knowledge of the communities served by St. Landry Homestead. Mr. Kleiser serves on the Chevron National Dealer Council and is a member of both the Crowley and Carencro Chambers of Commerce. Director of St. Landry Homestead since January 2021.

Frederick R. Lafleur, CPA	62	Director. President and Chief Executive Officer of Savoie’s Sausage & Food Products, Inc. (“Savoie’s”) since October 2019. Prior thereto, Executive Vice President and Chief Operations Officer of Savoie’s from January 2016 through September 2019.	2023

		Mr. Lafleur brings management and leadership experience to the board as the Chief Executive Officer of a food processing and distribution company located in Opelousas, Louisiana. Mr. Lafleur serves on the Board of Directors of Vision St. Landry. He is a member of the American Institute of CPAs (“AICPA”) and the Society of Louisiana CPAs (“LCPA”). Director of St. Landry Homestead since 2016.

Exhibit IV-5 (continued)
St. Landry Homestead Federal Savings Bank
Director and Senior Management Summary Resumes

Craig C. LeBouef, MBA,CPA, CFP	62	Director. Partner of Going, Sebastien, Fisher & LeBouef, LLP and Owner of Craig C. LeBouef CPA, LLC Opelousas, Louisiana, since September 1994 and December 2008, respectively.	2024

		Mr. LeBouef brings to the board a broad knowledge in accounting and financial management and expertise in investment management and personal financial planning. Mr. LeBouef serves on the Board of Directors and was past President of the St. Landry-Evangeline United Way. Mr. LeBouef is a member of the Board of Directors of the Louisiana Citizens Property Insurance Corporation (Chair of Audit and Investment Committee). He is a member of the AICPA and LCPA. He is a current member and past President of the Rotary Club of Opelousas. Director of St. Landry Homestead since 2017.

Matthew L. Scruggins	52	Director. Supervisor of Personnel, St. Landry Parish School System since 2009.	2023

		Mr. Scruggins brings oversight experience to the board as supervisor of employees and staffing and oversight of payroll and benefits for the local St. Landry Parish School System. Mr. Scruggins is a member of the Louisiana Association of School Executives and the Louisiana State Association of School Personnel Administrators. Director of St. Landry Homestead since 2014.

Joseph B. Zanco, CPA, CIA	50	Director, President and Chief Executive Officer of St. Landry Homestead Federal Savings Bank since August 2020. Prior thereto, Executive Vice President and Chief Financial Officer of Home Bancorp, Inc. and Home Bank, National Association, Lafayette, Louisiana from April 2008 until August 2020. Mr. Zanco served as Controller and Principal Accounting Officer of IBERIABANK from February 2005 to April 2008.	2024

		Mr. Zanco brings public company experience to the board as a former Chief Financial Officer of a publicly traded company headquartered in Lafayette, Louisiana. Mr. Zanco serves on the Board of Trustees of Ochsner Lafayette General, the Board of Directors of the Louisiana Association of Business and Industry and is the Past Chairman of the Board of Directors of One Acadiana (the Greater Lafayette Chamber of Commerce). Director of St. Landry Homestead since January 2021.

Exhibit IV-5 (continued)
St. Landry Homestead Federal Savings Bank
Director and Senior Management Summary Resumes

Executive Officers Who Are Not Also Directors of Catalyst Bancorp

Our executive officers are elected annually and hold office until their successors have been elected and qualified or until death, resignation or removal by the board of directors. The following table sets forth certain information regarding our executive officers who are not also directors of Catalyst Bancorp. Ages are reflected as of December 31, 2020.

Name	Age	Principal Occupation During the Past Five Years
Jutta A. Codori	58	Senior Vice President of Deposit Operations and Chief Financial Officer of St. Landry Homestead Federal Savings Bank since October 2006. Previously, Assistant Vice President of Teche Federal Savings Bank, a subsidiary of Teche Holding Co. Prior thereto, Assistant Vice President and Chief Financial Officer of First Federal Savings and Loan, a subsidiary of St. Landry Financial Co. from 1997 to 2004.

Kevin J. Brown	60	Senior Vice President and Chief Lending Officer of St. Landry Homestead Federal Savings Bank since 2012. Prior thereto, Mr. Brown served as Branch Lender/Manager and in various other positions with St. Landry Homestead since 2001. Mr. Brown also serves as a member of the Advisory Board of St. Landry Homestead.

Gina McCoy	58	Senior Vice President and Chief Risk Officer of St. Landry Homestead Federal Savings Bank since November 2020. Previously, Senior Vice President, Retail Services, Compliance and Technology at Pedestal Bank, Houma, Louisiana, a subsidiary of Pedestal Bancshares, Inc. from February 2018 through May 2020. Prior thereto, Executive Vice President and Chief Operations Officer of Tri Parish Bank, Eunice, Louisiana, from 2004 through February 2018 and served in various other positions with Tri Parish Bank since 1996.

Source: Catalyst Bancorp’s prospectus.

EXHIBIT IV-6

St. Landry Homestead Federal Savings Bank

Pro Forma Regulatory Capital Ratios

Exhibit IV-6
St. Landry Homestead Federal Savings Bank
Pro Forma Regulatory Capital Ratios

	St. Landry Homestead Federal Savings Bank Historical at		St. Landry Homestead Federal Savings Bank Pro Forma at December 31, 2020 Based Upon the Sale in the Offering of:
	December 31, 2020		3,272,500 Shares		3,850,000 Shares		4,427,500 Shares		5,091,625 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$50,603	22.53%	$62,365	25.95%	$64,536	26.54%	$66,706	27.11%	$69,202	27.75%

Tier 1 leverage capital (2)(3)	$50,496	21.09%	$62,258	24.41%	$64,429	24.98%	$66,599	25.53%	$69,095	26.16%
Tier 1 leverage requirement	11,970	5.00	12,755	5.00	12,898	5.00	13,041	5.00	13,206	5.00
Excess	$38,526	16.09%	$49,503	19.41%	$51,531	19.98%	$53,558	20.53%	$55,889	21.16%

Tier 1 risk-based capital (2)(3)	$50,496	40.99%	$62,258	49.28%	$64,429	50.77%	$66,599	52.24%	$69,095	53.92%
Tier 1 risk-based requirement	9,856	8.00	10,107	8.00	10,152	8.00	10,198	8.00	10,251	8.00
Excess	$40,640	32.99%	$52,151	41.28%	$54,277	42.77%	$56,401	44.24	$58,844	45.92%

Total risk-based capital (2)(3)	$52,257	42.42%	$64,019	50.67%	$66,190	52.16%	$68,360	53.62%	$70,856	55.30%
Total risk-based requirement	12,320	10.00	12,633	10.00	12,691	10.00	12,748	10.00	12,814	10.00
Excess	$39,937	32.42%	$51,386	40.67%	$53,499	42.16%	$55,612	43.62%	$580.42	45.30%

Common equity tier 1 risk-based capital (2)(3)	$50,496	40.99%	$62,258	49.28%	$64,429	50.77%	$66,599	52.24%	$69,095	53.92%
Common equity tier 1 risk-based requirement	8,008	6.50	8,212	6.50	8,249	6.50	8,286	6.50	8,329	6.50
Excess	$42,488	34.49%	$54,046	42.78%	$56,180	44.27%	$58,313	45.74%	$60,766	47.42%

Reconciliation of capital infused into St. Landry Homestead Federal Savings Bank:
Net proceeds			$15,689		$18,553		$21,416		$24,709
Less: Common stock acquired by employee stock ownership plan			(2,618)		(3,080)		(3,542)		(4,073)
Less: Common stock acquired by recognition and retention plan			(1,309)		(1,540)		(1,771)		(2,037)
Pro forma increase			$11,762		$13,933		$16,103		$18,599

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Catalyst Bancorp’s prospectus.

EXHIBIT IV-7

St. Landry Homestead Federal Savings Bank

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

St. Landry Homestead Federal Savings Bank

Prices as of February 5, 2021

				Peer Group				Louisiana Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)	Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	NMx	12.03	x	10.73	x	10.73	x	10.73	x	13.96	x	12.66	x
Price-core earnings ratio (x)		P/Core	NMx	12.04	x	10.30	x	13.82	x	13.82	x	13.98	x	13.14	x
Price-book ratio (%)	=	P/B	46.34%	90.84%		92.53%		95.50%		95.50%		103.63%		94.14%
Price-tangible book ratio (%)	=	P/TB	46.34%	92.70%		92.73%		95.50%		95.50%		114.74%		100.75%
Price-assets ratio (%)	=	P/A	14.97%	14.66%		12.30%		9.18%		9.18%		12.92%		11.60%

Valuation Parameters

Pre-Conversion Earnings (Y)	($684,000)	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$736,000	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$50,603,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Val. (TB)	$50,603,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$224,652,000	RRP Vesting (N)	5.00	years (5)
Reinvestment Rate (2)(R)	0.36%	Foundation (F)	0.00%
Est. Conversion Expenses (3)(X)	3.62%	Tax Benefit (Z)	0
Tax Rate (TAX)	21.00%	Percentage Sold (PCT)	100.00%
Louisiana Shares/Franchise Tax	$311,000	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	31.70%	(6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	NM
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	NM
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$38,500,000
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$38,500,000
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$38,500,000
		1 - P/A * PCT * (1-X-E-M-F)

Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Shares Issued To Foundation	Total Shares Issued	Aggregate Market Value of Shares Issued
Supermaximum	5,091,625	10.00	$50,916,250	0	5,091,625	$50,916,250
Maximum	4,427,500	10.00	44,275,000	0	4,427,500	44,275,000
Midpoint	3,850,000	10.00	38,500,000	0	3,850,000	38,500,000
Minimum	3,272,500	10.00	32,725,000	0	3,272,500	32,725,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 0.36 percent and a tax rate of 21.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 21.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 31.70 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 21.0 percent.

EXHIBIT IV-8

St. Landry Homestead Federal Savings Bank

Pro Forma Effect of Conversion Proceeds

 Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the Minimum

1.	Pro Forma Market Capitalization	$32,725,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$32,725,000
	Less: Estimated Offering Expenses	1,347,013
	Net Conversion Proceeds	$31,377,987

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$31,377,987
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	3,927,000
	Net Proceeds Reinvested	$27,450,987
	Estimated net incremental rate of return	0.28%
	Reinvestment Income	$78,071
	Less: Louisiana Shares/Franchise Tax	252,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	103,411
	Less: Amortization of Options (4)	196,584
	Less: Recognition Plan Vesting (5)	206,822
	Net Earnings Impact	$(680,746)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended December 31, 2020 (reported)	$(684,000)	$(680,746)	$(1,364,746)
	12 Months ended December 31, 2020 (core)	$736,000	$(680,746)	$55,254

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$50,603,000	$27,450,987	$0	$78,053,987
	December 31, 2020 (Tangible)	$50,603,000	$27,450,987	$0	$78,053,987

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$224,652,000	$27,450,987	$0	$252,102,987

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the Midpoint

1.	Pro Forma Market Capitalization	$38,500,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$38,500,000
	Less: Estimated Offering Expenses	1,394,830
	Net Conversion Proceeds	$37,105,170

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$37,105,170
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	4,620,000
	Net Proceeds Reinvested	$32,485,170
	Estimated net incremental rate of return	0.28%
	Reinvestment Income	$92,388
	Less: Louisiana Shares/Franchise Tax	311,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	121,660
	Less: Amortization of Options (4)	231,275
	Less: Recognition Plan Vesting (5)	243,320
	Net Earnings Impact	$(814,867)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended December 31, 2020 (reported)	$(684,000)	$(814,867)	$(1,498,867)
	12 Months ended December 31, 2020 (core)	$736,000	$(814,867)	$(78,867)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$50,603,000	$32,485,170	$0	$83,088,170
	December 31, 2020 (Tangible)	$50,603,000	$32,485,170	$0	$83,088,170

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$224,652,000	$32,485,170	$0	$257,137,170

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the Maximum Value

1.	Pro Forma Market Capitalization	$44,275,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$44,275,000
	Less: Estimated Offering Expenses	1,442,647
	Net Conversion Proceeds	$42,832,353

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$42,832,353
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	5,313,000
	Net Proceeds Reinvested	$37,519,353
	Estimated net incremental rate of return	0.28%
	Reinvestment Income	$106,705
	Less: Louisiana Shares/Franchise Tax	338,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	139,909
	Less: Amortization of Options (4)	265,967
	Less: Recognition Plan Vesting (5)	279,818
	Net Earnings Impact	$(916,989)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended December 31, 2020 (reported)	$(684,000)	$(916,989)	$(1,600,989)
	12 Months ended December 31, 2020 (core)	$736,000	$(916,989)	$(180,989)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$50,603,000	$37,519,353	$0	$88,122,353
	December 31, 2020 (Tangible)	$50,603,000	$37,519,353	$0	$88,122,353

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$224,652,000	$37,519,353	$0	$262,171,353

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

St. Landry Homestead FSB

At the Supermaximum Value

1.	Pro Forma Market Capitalization	$50,916,250
	Less: Foundation Shares	-
2.	Offering Proceeds	$50,916,250
	Less: Estimated Offering Expenses	1,497,637
	Net Conversion Proceeds	$49,418,613

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$49,418,613
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	6,109,950
	Net Proceeds Reinvested	$43,308,663
	Estimated net incremental rate of return	0.28%
	Reinvestment Income	$123,170
	Less: Louisiana Shares/Franchise Tax	358,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	160,895
	Less: Amortization of Options (4)	305,862
	Less: Recognition Plan Vesting (5)	321,791
	Net Earnings Impact	$(1,023,378)

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended December 31, 2020 (reported)	$(684,000)	$(1,023,378)	$(1,707,378)
	12 Months ended December 31, 2020 (core)	$736,000	$(1,023,378)	$(287,378)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$50,603,000	$43,308,663	$0	$93,911,663
	December 31, 2020 (Tangible)	$50,603,000	$43,308,663	$0	$93,911,663

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	December 31, 2020	$224,652,000	$43,308,663	$0	$267,960,663

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 21.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

EXHIBIT V-1

RP® Financial, LC.
Firm Qualifications Statement

RP® FINANCIAL, LC. Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)
Ronald S. Riggins, Managing Director (40)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (36)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (37)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (33)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (33)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com